Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

BGC PARTNERS, INC.,

BGC HOLDINGS, L.P.,

BGC PARTNERS, L.P.,

NEWMARK GROUP, INC.,

NEWMARK HOLDINGS, L.P.,

NEWMARK PARTNERS, L.P.,

and solely for purposes of Sections 2.09, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.15, Article VIII and

Article IX,

CANTOR FITZGERALD, L.P.

and solely for purposes of Sections 6.11 and 6.12 and Article VIII,

BGC GLOBAL HOLDINGS, L.P.

Dated as of [•]

i

Exhibits

Exhibit A	Form of Administrative Services Agreement
Exhibit B	Form of Newmark Holdings Limited Partnership Agreement
Exhibit C	Form of Newmark Opco Limited Partnership Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Tax Matters Agreement
Exhibit F	Form of Newmark Tax Receivable Agreement
Exhibit G	Form of Newmark Amended and Restated Certificate of Incorporation
Exhibit H	Form of Newmark Amended and Restated Bylaws
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of BGC Holdings Limited Partnership Agreement
Exhibit K	Form of Exchange Agreement
Exhibit L	Form of BGC Tax Receivable Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•] (this “Agreement”), is by and among BGC Partners, Inc., a Delaware corporation (“BGC Partners”), BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”), BGC Partners, L.P., a Delaware limited partnership (“BGC U.S. Opco” and together with BGC Partners and BGC Holdings, the “BGC Entities”), Newmark Group, Inc., a Delaware corporation (“Newmark”), Newmark Holdings, L.P., a Delaware limited partnership (“Newmark Holdings”), Newmark Partners, L.P., a Delaware limited partnership (“Newmark Opco” and together with Newmark and Newmark Holdings, the “Newmark Entities”), and solely for purposes of Sections 2.09, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.15 and Article XIII and Article IX, Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), and solely for purposes of Sections 6.11 and 6.12 and Article VIII, BGC Global Holdings, L.P., a Cayman Islands limited partnership (“BGC Global Opco” and collectively, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, the BGC Entities and their respective Subsidiaries are engaged in the Transferred Business;

WHEREAS, each of the board of directors of BGC Partners (the “BGC Partners Board”), the general partner of BGC Holdings and the general partner of BGC U.S. Opco has determined that it is in the best interests of BGC Partners, BGC Holdings and BGC U.S. Opco, respectively, and their respective equityholders to separate the Transferred Business from the other businesses of the BGC Entities and their respective Subsidiaries (such other businesses, the “Retained Business”) so that, as of the Closing Date, the Transferred Business is held by members of the Newmark Group and the Retained Business is held by members of the BGC Partners Group (the “Separation”);

WHEREAS, to effect the Separation, members of the BGC Partners Group shall contribute, convey, transfer, assign and deliver to members of the Newmark Group, and members of the Newmark Group shall accept and assume from members of the BGC Partners Group, all of the right, title and interest of the members of the BGC Partners Group in, to and under certain of the Assets and Liabilities relating to the Transferred Business, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, after the Separation, Newmark shall offer and sell to the public a number of shares of Newmark Class A Common Stock, to be effected pursuant to the IPO Registration Statement, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”);

WHEREAS, BGC Partners currently expects that, following the IPO, it shall pursue a pro rata distribution of any shares of Newmark Class A Common Stock and any shares of Newmark Class B Common Stock held by BGC Partners, pursuant to which the shares of Newmark Class A Common Stock held by BGC Partners would be distributed to the holders of shares of BGC Partners Class A Common Stock and the shares of Newmark Class B Common Stock held by BGC Partners would be distributed to the holders of shares of BGC Partners Class B Common Stock, as more fully described in this Agreement (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Newmark Inc. Contribution and the Distribution, if effected, taken together, are intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, this Agreement (including the Separation Steps Plan) is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation (including the Partnership Divisions and the Newmark Inc. Contribution), the IPO and the Distribution and certain other agreements that will govern certain matters relating to the Separation (including the Partnership Divisions and the Newmark Inc. Contribution), the IPO and the Distribution and the relationship of BGC Partners, Newmark and their respective Groups following the Separation (including the Partnership Divisions and the Newmark Inc. Contribution), the IPO and the Distribution.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound thereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Acquisition Term Loans” has the meaning set forth in the Revolving Credit Agreement.

“Adjustment Factor” means, with respect to any fiscal quarter in which there is Reinvestment Cash, an amount (which may be a positive or a negative number) equal to: (a) the Reinvestment Cash for such fiscal quarter, divided by (b) the Newmark Per Unit Price as of the day prior to the date on which the adjustment to the Exchange Ratio with respect to such Adjustment Factor pursuant to Section 6.14(b) is made.

“Administrative Services Agreement” means the Administrative Services Agreement between Cantor and Newmark, substantially in the form attached hereto as Exhibit A.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, for purposes of this Agreement, as of and after the

Closing, (i) no member of the Cantor Group shall be deemed to be an Affiliate of a member of the BGC Partners Group or the Newmark Group as a result of the control relationship between such members; (ii) no member of the BGC Partners Group shall be deemed to be an Affiliate of a member of the Cantor Group or the Newmark Group as a result of the control relationship between such members; and (iii) no member of the Newmark Group shall be deemed to be an Affiliate of a member of the Cantor Group or the BGC Partners Group as a result of the control relationship between such members.

“Agent” means the distribution agent to be appointed by BGC Partners to distribute to the stockholders of BGC Partners all of the shares of Newmark Common Stock held by BGC Partners pursuant to the Distribution, if any.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means, collectively, the Newmark Holdings Limited Partnership Agreement, the Newmark Opco Limited Partnership Agreement, the Administrative Services Agreement, the Transition Services Agreement, the Registration Rights Agreement, the Tax Receivable Agreements, the Tax Matters Agreement and the Exchange Agreement.

“Applicable Law” means any Law applicable to any of the Parties or any of their respective Affiliates, directors, officers, employees, service providers, properties or Assets.

“Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute).

“BGC 401(k) Plan” means any U.S. tax-qualified, defined contribution 401(k) plan sponsored by BGC Partners that is intended to qualify under Section 401(a) of the Code.

“BGC Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the BGC Partners Group, other than any Newmark Benefit Plan.

“BGC Current Market Price” means, as of any date: (a) if shares of BGC Class A Common Stock are listed on an internationally recognized stock exchange, the average of the closing price per share of BGC Class A Common Stock on such stock exchange on each of the ten (10) consecutive trading days ending on such date (it being understood that such price shall be appropriately adjusted in the event that there is a stock dividend or stock split during such ten (10)-consecutive-trading-day period); or (b) if shares of BGC Class A Common Stock are not listed on an internationally recognized stock exchange, the fair value of a share of BGC Class A Common Stock as agreed in good faith by BGC Partners.

“BGC Employee” means (a) any individual who, immediately prior to the Effective Time, is actively employed by, substantially providing services for, or on an approved leave of absence from any member of the BGC Partners Group and (b) any individual who becomes an employee of or service provider to the BGC Partners Group after the Effective Time; provided that, in each case, no Shared Employee or Newmark Employee shall be considered a BGC Employee.

“BGC Entities” has the meaning set forth in the preamble.

“BGC Equity Awards” means (a) units issued representing a general unsecured promise of BGC Partners to deliver the value of shares of BGC Partners Common Stock in cash or shares of BGC Partners Common Stock and (b) shares of BGC Partners Common Stock that are subject to transfer restrictions, in each case, granted under the BGC LTIP.

“BGC Global Opco” has the meaning set forth in the preamble, including any successor to BGC Global Holdings, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC Global Opco Group” means BGC Global Opco and its Subsidiaries (other than any member of the Newmark Group).

“BGC Global Opco Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC Global Opco, as it may be amended from time to time.

“BGC Global Opco Limited Partnership Interest” means “Limited Partnership Interest” as defined in the BGC Global Opco Limited Partnership Agreement, but excluding the BGC Global Opco Special Voting Limited Partnership Interest.

“BGC Global Opco Special Voting Limited Partnership Interest” means “Special Voting Limited Partnership Interest” as defined in the BGC Global Opco Limited Partnership Agreement.

“BGC Global Opco Unit” means “Unit” as defined in the BGC Global Opco Limited Partnership Agreement.

“BGC Holdings” has the meaning set forth in the preamble, including any successor to BGC Holdings, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC Holdings Group” means BGC Holdings and its Subsidiaries (other than any member of the BGC U.S. Opco Group, BGC Global Opco Group or Newmark Group).

“BGC Holdings Indemnitees” has the meaning set forth in Section 8.03.

“BGC Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC Holdings, substantially in the form attached hereto as Exhibit J.

“BGC Holdings Unit” means “Unit” as defined in the BGC Holdings Limited Partnership Agreement.

“BGC Incentive Plans” means any of the annual or short term incentive plans of the members of the BGC Partners Group, all as in effect as of the time relevant to the applicable provisions of this Agreement.

“BGC LTIP” means the BGC Partners Seventh Amended and Restated Long Term Incentive Plan, as such plan may be amended from time to time.

“BGC Opco Indemnitees” has the meaning set forth in Section 8.04.

“BGC Opcos” means BGC U.S. Opco and BGC Global Opco.

“BGC Participation Plan” means the BGC Holdings Participation Plan, as such plan may be amended from time to time.

“BGC Partners” has the meaning set forth in the preamble, including any successor to BGC Partners, Inc., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC Partners Annual Statement” has the meaning set forth in Section 7.03(b).

“BGC Partners’ Auditors” has the meaning set forth in Section 7.03(b).

“BGC Partners-BGC U.S. Opco First Term Loan Note” means the promissory note, dated as of [•] issued by BGC U.S. Opco to BGC Partners in the face amount of $575,000,000 to support BGC Partners’ obligation under the Term Loan Credit Agreement.

“BGC Partners-BGC U.S. Opco Acquisition Term Loan Note” means the promissory note, dated as of [•] issued by BGC U.S. Opco to BGC Partners in the face amount of $400,000,000 to support BGC Partners’ obligation in respect of the Acquisition Term Loans under the Revolving Credit Agreement.

“BGC Partners-BGC U.S. Opco Other Debt Notes” means (i) the promissory note, dated as of [•], issued by BGC U.S. Opco to BGC Partners in the face amount of $300,000,000 to support BGC Partners’ obligation in respect of its Notes due 2019 and (ii) the promissory note, dated as of [•], issued by BGC U.S. Opco to BGC Partners in the face amount of $112,500,000 to support BGC Partners’ obligation in respect of its Notes due 2042.

“BGC Partners Board” has the meaning set forth in the recitals.

“BGC Partners Class A Common Stock” means the Class A common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class B Common Stock” means the Class B common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Common Stock” means the BGC Partners Class A Common Stock and the BGC Partners Class B Common Stock, as applicable.

“BGC Partners Group” means BGC Partners, BGC Holdings, BGC U.S. Opco and BGC Global Opco and each of their respective Subsidiaries (other than any member of the Newmark Group).

“BGC Partners Inc. Group” means BGC Partners and its Subsidiaries (other than any member of the BGC Holdings Group, BGC U.S. Opco Group, BGC Global Opco Group or Newmark Group).

“BGC Partners Inc. Indemnitees” has the meaning set forth in Section 8.03.

“BGC Partners Public Filings” has the meaning set forth in Section 7.01(i).

“BGC Partners Ratio” means, as of any time, the number equal to (a) the aggregate number of BGC U.S Opco Units held by the BGC Partners Inc. Group as of such time divided by (b) the aggregate number of shares of BGC Partners Common Stock issued and outstanding as of such time.

“BGC Per Unit Price” means, as of any time, the quotient obtained by dividing (a) an amount equal to (i) the BGC Current Market Price as of such time minus (ii) the Newmark Current Market Price as of such time multiplied by the Distribution Ratio as of such time, by (b) the BGC Partners Ratio as of such time (it being understood that the BGC Partners Board shall have the right to make any equitable adjustment to calculation of the BGC Per Unit Price if any events shall warrant such adjustment).

“BGC Tax Receivable Agreement” means the Amended and Restated Tax Receivable Agreement between BGC Partners and Cantor, substantially in the form attached hereto as Exhibit L.

“BGC U.S. Opco” has the meaning set forth in the preamble, including any successor to BGC Partners, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“BGC U.S. Opco Group” means BGC U.S. Opco and its Subsidiaries (other than any member of the Newmark Group).

“BGC U.S. Opco Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC U.S. Opco, as it may be amended from time to time.

“BGC U.S. Opco Limited Partnership Interest” means “Limited Partnership Interest” as defined in the BGC U.S. Opco Limited Partnership Agreement, but excluding the BGC U.S. Opco Special Voting Limited Partnership Interest.

“BGC U.S. Opco Special Voting Limited Partnership Interest” means “Special Voting Limited Partnership Interest” as defined in the BGC U.S. Opco Limited Partnership Agreement.

“BGC U.S. Opco Unit” means “Unit” as defined in the BGC U.S. Opco Limited Partnership Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to be closed.

“Cantor” has the meaning set forth in the preamble, including any successor to Cantor Fitzgerald, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Cantor Benefit Plan” any Benefit Plan sponsored, maintained or contributed to by any member of the Cantor Group, other than any Newmark Benefit Plan.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the BGC Partners Group or Newmark Group), Howard W. Lutnick and/or any of his immediate family members as so designated by Howard W. Lutnick and any trusts or other entities controlled by Howard W. Lutnick.

“Cantor Indemnitees” has the meaning set forth in Section 8.03.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, license, lease, promise or undertaking (whether written or oral and whether express or implied).

“Contribution” means the transfer of the Transferred Assets by members of the BGC Partners Group to members of the Newmark Group and the assumption of the Transferred Liabilities by members of the Newmark Group from members of the BGC Partners Group as contemplated by this Agreement, including by means of the Opco Partnership Contribution, the Holdings Partnership Contribution and the Newmark Inc. Contribution.

“Contribution Ratio” shall mean a fraction equal to one divided by 2.20.

“Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Covered Information” has the meaning set forth in Section 6.05(a).

“Covered Subsidiaries” means Subsidiaries that are covered under a BGC Partners Group insurance policy.

“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are Transferred Assets, any Liabilities are Transferred Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement).

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in Section 4.03(a).

“Distribution Effective Time” has the meaning set forth in Section 4.01(b).

“Distribution Percentage Difference” means (a) if the Newmark Holdings Distribution Percentage is greater than the Newmark Distribution Percentage, an amount, expressed as a percentage, equal to the Newmark Holdings Distribution Percentage minus the Newmark Distribution Percentage; and (b) if the Newmark Distribution Percentage is greater than the Newmark Holdings Distribution Percentage, an amount, expressed as a percentage, equal to the Newmark Distribution Percentage minus the Newmark Holdings Distribution Percentage.

“Distribution Ratio” shall mean, as of any time, the quotient obtained by dividing the number of shares of Newmark Common Stock held by BGC Partners as of such time divided by the number of shares of BGC Partners Common Stock outstanding as of such time.

“Effective Time” has the meaning set forth in Section 2.04.

“Election” has the meaning set forth in Section 6.11(b)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agreement” means the letter agreement, by and among Newmark, BGC Partners and Cantor, substantially in the form attached hereto as Exhibit K.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“Exchange Ratio” shall mean the number of shares of Newmark Common Stock that a holder shall receive upon exchange of each Newmark Holdings Exchange Right Unit pursuant to Article VIII of the Newmark Holdings Limited Partnership Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Former BGC Employee” means (a) any individual who as of the Effective Time is a former employee of or formerly provided substantial services to the BGC Partners Group and (b) any individual who is a BGC Employee as of the Effective Time or thereafter who ceases to be an employee or service provider of the BGC Partners Group, in each case, excluding any Former Newmark Employee.

“Former Newmark Employee” means (a) any individual who as of the Effective Time is a former employee of or formerly provided substantial services to the Newmark Group, (b) any individual who is a Newmark Employee as of the Effective Time or thereafter who ceases to be an employee or service provider of the Newmark Group after the Effective Time and (c) each former employee or service provider of Cantor or its Subsidiaries who was exclusively providing services to the Transferred Business as of the date of his or her termination of employment or services.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the National Association of Securities Dealers, Inc. and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group” means the Cantor Group, the BGC Partners Group, the Newmark Group, the BGC Partners, Inc. Group, the BGC Holdings Group, the BGC U.S. Opco Group, the BGC Global Opco Group, the Newmark Inc. Group, the Newmark Holdings Group and the Newmark Opco Group, as applicable.

“Holdings Partnership Contribution” has the meaning set forth in Section 2.05(b)(i).

“Holdings Partnership Distribution” has the meaning set forth in Section 2.05(b)(i).

“Holdings Partnership Division” has the meaning set forth in Section 2.05(b)(ii).

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any guarantees provided by such Person of any item described in clauses (a) through (f), regardless of whether such items are obligations of other Persons.

“Indemnifiable Losses” means all Liabilities suffered or incurred by an Indemnitee, including any reasonable fees, costs or expenses of enforcing any indemnity hereunder; provided, however, that Indemnifiable Losses shall not include any Special Damages except if and to the extent awarded in an Action involving a Third-Party Claim against such Indemnitee.

“Indemnitee” means any of the Cantor Indemnitees, the BGC Opco Indemnitees, the BGC Holdings Indemnitees, the BGC Partners Inc. Indemnitees, the Newmark Opco Indemnitees, the Newmark Holdings Indemnitees and the Newmark Inc. Indemnitees, as the case may be.

“Indemnity Payment” has the meaning set forth in Section 8.09(a).

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Insurance Proceeds” means amounts (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set-off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability, in each of cases (a), (b) and (c), net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets and other proprietary rights, other than Software and Technology.

“Intercompany Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of [•], by and between BGC Partners and Newmark.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“IPO” has the meaning set forth in the recitals.

“IPO Closing Date” means the First Time of Delivery as defined in the Underwriting Agreement.

“IPO Proceeds” means any and all proceeds received by Newmark from the sale in the IPO of shares of Newmark Class A Common Stock under the IPO Registration Statement (including all proceeds received by Newmark from the sale of shares of Newmark Class A Common Stock as a result of the Underwriters’ exercise of their option to purchase additional shares of Newmark Class A Common Stock pursuant to the Underwriting Agreement), in all cases, net of the Underwriters’ discount as provided in the Underwriting Agreement and other expenses borne by Newmark in connection with the IPO.

“IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act, pursuant to which the shares of Newmark Class A Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Liabilities” means any and all losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action or threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects and charges or other restrictions or limitations of any nature whatsoever.

“New Newmark” has the meaning set forth in Section 6.10(a).

“New Newmark Merger” has the meaning set forth in Section 6.10(c).

“New Newmark Sub” has the meaning set forth in Section 6.10(b).

“Newmark” has the meaning set forth in the preamble, including any successor to Newmark Group, Inc., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Newmark 401(k) Plan” means a U.S. tax-qualified, defined contribution plan intended to qualify under Section 401(a) of the Code, as established by any member of the Newmark Group.

“Newmark 401(k) Plan Trust” means a trust relating to the Newmark 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

“Newmark Balance Sheet” means the pro forma combined balance sheet of the Transferred Business, including any notes and subledgers thereto, as of September 30, 2017, as presented in the final prospectus that is contained in the IPO Registration Statement.

“Newmark Benefit Plan” means (a) any Benefit Plan sponsored, maintained or contributed to by any member of the Newmark Group and (b) any other Benefit Plan that BGC Partners and Newmark agree is writing is a Newmark Benefit Plan.

“Newmark Board” means the board of directors of Newmark.

“Newmark Charter” has the meaning set forth in Section 3.03.

“Newmark Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Newmark.

“Newmark Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Newmark.

“Newmark Common Stock” means the Newmark Class A Common Stock and the Newmark Class B Common Stock, as applicable.

“Newmark Current Market Price” means, as of any date: (a) if shares of Newmark Class A Common Stock are listed on an internationally recognized stock exchange, the average of the closing price per share of Newmark Class A Common Stock on such stock exchange on each of the ten (10) consecutive trading days ending on such date (it being understood that such price shall be appropriately adjusted in the event that there is a stock dividend or stock split during such ten (10)-consecutive-trading-day period); or (b) if shares of Newmark Class A Common Stock are not listed on an internationally recognized stock exchange, the fair value of a share of Newmark Class A Common Stock as agreed in good faith by Newmark.

“Newmark Distribution Percentage” means, with respect to any fiscal quarter, the fraction, expressed as a percentage, equal to (a) (i) the value of the aggregate dividends from Newmark to its stockholders for such fiscal quarter from the aggregate distributions from Newmark Opco to Newmark for such fiscal quarter (in each case, excluding from such distribution any amount that will be used by Newmark for the payment of Taxes in respect of Newmark’s allocated share of income for the applicable period), divided by (b) the value of the aggregate distributions from Newmark Opco to Newmark for such fiscal quarter (excluding from such distribution any amount that will be used by Newmark for the payment of Taxes in respect of Newmark’s allocated share of income for the applicable period). For purposes of this provision, the value of any non-cash assets shall be determined in good faith by the general partner of Newmark Opco, as of the date of such distribution by Newmark Opco, taking into account, if relevant, the acquisition cost thereof.

“Newmark Employee” means (a) any individual who, immediately prior to the Effective Time, is either actively employed by, substantially providing services for or on an approved leave of absence from any member of the Newmark Group, (b) any individual who, immediately prior to the Closing, is employed by, engaged directly and primarily in or, after taking into account the services to be provided under the Administrative Services Agreement and the Transition Services Agreement, provides services necessary for the conduct of the Transferred Business (including any such individual who is on an approved leave of absence from the BGC Group or Cantor Group) and (c) any individual who becomes an employee or service provider of any member of the Newmark Group after the Effective Time; provided, in each case, that no Shared Employee shall be considered a Newmark Employee.

“Newmark Entities” has the meaning set forth in the preamble.

“Newmark Equity Awards” means (a) units issued representing a general unsecured promise of Newmark to deliver the value of shares of Newmark Common Stock in cash or shares of Newmark Common Stock, (b) options (either nonqualified or incentive) to purchase shares of Newmark Common Stock, and (c) shares of Newmark Common Stock that are subject to transfer restriction, in each case, granted under the Newmark LTIP or assumed by Newmark in connection with the Distribution.

“Newmark Group” means Newmark, Newmark Holdings, Newmark Opco and each of their respective Subsidiaries.

“Newmark Holdings” has the meaning set forth in the preamble, including any successor to Newmark Holdings, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Newmark Holdings Distribution Percentage” means, with respect to any fiscal quarter, the fraction, expressed as a percentage, equal to (a) the value of the aggregate distributions from Newmark Holdings to its equityholders for such fiscal quarter (excluding from such distribution any amount that represents Estimated Proportionate Quarterly Tax Distributions, as defined in the Newmark Holdings Limited Partnership Agreement for such fiscal quarter) from the aggregate distributions from Newmark Opco to Newmark Holdings for such fiscal quarter, divided by (b) the value of the aggregate distributions from Newmark Opco to Newmark Holdings for such fiscal quarter (excluding from such distribution any amount that is used by Newmark Holdings to pay Estimated Proportionate Quarterly Tax Distributions, as defined in the Newmark Holdings Limited Partnership Agreement, for such fiscal quarter). For purposes of this provision, the value of any non-cash assets shall be determined in good faith by the general partner of Newmark Opco, as of the date of such distribution by Newmark Opco, taking into account, if relevant, the acquisition cost thereof.

“Newmark Holdings Exchange Right Unit” means “Exchange Right Unit” as defined in the Newmark Holdings Limited Partnership Agreement.

“Newmark Holdings Exchangeable Limited Partner Unit” means “Exchangeable Limited Partner Unit” as defined in the Newmark Holdings Limited Partnership Agreement.

“Newmark Holdings Exchangeable Limited Partnership Interest” means “Exchangeable Limited Partnership Interest” as defined in the Newmark Holdings Limited Partnership Agreement.

“Newmark Holdings General Partner” means Newmark GP, LLC, a Delaware limited liability company and the general partner of Newmark Holdings.

“Newmark Holdings Group” means Newmark Holdings and its Subsidiaries (other than any member of the Newmark Opco Group).

“Newmark Holdings Indemnitees” has the meaning set forth in Section 8.03.

“Newmark Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, substantially in the form attached hereto as Exhibit B.

“Newmark Holdings Limited Partnership Interests” means “Limited Partnership Interests” as defined in the Newmark Holdings Limited Partnership Agreement, but excluding the Newmark Holdings Special Voting Limited Partnership Interest.

“Newmark Holdings Ratio” means, as of any time, the number equal to (a) the aggregate number of Newmark Opco Units held by the Newmark Holdings Group as of such time divided by (b) the aggregate number of Newmark Holdings Units issued and outstanding as of such time.

“Newmark Holdings Special Voting Limited Partnership Interest” means “Special Voting Limited Partnership Interest” as defined in the Newmark Holdings Limited Partnership Agreement.

“Newmark Holdings Unit” means “Unit” as defined in the Newmark Holdings Limited Partnership Agreement.

“Newmark Inc. Contribution” has the meaning set forth in Section 2.05(c).

“Newmark Inc. Group” means Newmark and each of its Subsidiaries (other than any member of the Newmark Holdings Group or any member of the Newmark Opco Group).

“Newmark Inc. Indemnitees” has the meaning set forth in Section 8.03.

“Newmark IPO Payment” has the meaning set forth in Section 3.04.

“Newmark LTIP” means the Newmark Group, Inc. Long Term Incentive Plan, as such plan may be amended from time to time.

“Newmark Participation Plan” means the Newmark Participation Plan, as such plan may be amended from time to time.

“Newmark Opco” has the meaning set forth in the preamble, including any successor to Newmark Partners, L.P., whether by merger, consolidation, sale of all or substantially all of its assets or otherwise.

“Newmark Opco General Partner” means Newmark Holdings, LLC, a Delaware limited liability company and the general partner of Newmark Opco.

“Newmark Opco Group” means Newmark Opco and its Subsidiaries (including, after the Closing, any Transferred Entities that are Subsidiaries of Newmark Opco).

“Newmark Opco Percentage Interest” means the “Percentage Interest” as defined in the Newmark Opco Limited Partnership Agreement.

“Newmark Opco Interest” means “Interest” as defined in the Newmark Opco Limited Partnership Agreement.

“Newmark Opco Indemnitees” has the meaning set forth in Section 8.03.

“Newmark Opco Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Newmark Opco, substantially in the form attached hereto as Exhibit C.

“Newmark Opco Limited Partnership Interest” means “Limited Partnership Interest” as defined in the Newmark Opco Limited Partnership Agreement, but excluding the Newmark Opco Special Voting Limited Partnership Interest.

“Newmark Opco Special Voting Limited Partnership Interest” means “Special Voting Limited Partnership Interest” as defined in the Newmark Opco Limited Partnership Agreement.

“Newmark Opco Unit” means “Unit” as defined in the Newmark Opco Limited Partnership Agreement.

“Newmark Per Unit Price” means, as of any time, the product of (a) the Newmark Current Market Price as of such time, multiplied by (b) the Exchange Ratio as of such time.

“Newmark Ratio” means, as of any time, the number equal to (a) the aggregate number of Newmark Opco Units held by the Newmark Inc. Group as of such time divided by (b) the aggregate number of shares of Newmark Common Stock issued and outstanding as of such time.

“Newmark Tax Receivable Agreement” means the Tax Receivable Agreement between Cantor and Newmark, substantially in the form attached hereto as Exhibit F.

“Newmark’s Auditors” has the meaning set forth in Section 7.01(i).

“Notice” has the meaning set forth in Section 6.11(b)(ii).

“Opco Partnership Contribution” has the meaning set forth in Section 2.05(a).

“Opco Partnership Division” has the meaning set forth in Section 2.05(a).

“Parties” and “Party” have the meanings set forth in the preamble.

“Partnership Divisions” means the Opco Partnership Division and the Holdings Partnership Division.

“Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Distribution BGC Equity Awards” has the meaning set forth in Section 9.02.

“Privileged Information” means any Information, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Purchase Consideration” has the meaning set forth in Section 6.11(b)(iii).

“Purchase Right” has the meaning set forth in Section 6.11(b)(i).

“Purchase Right Party” has the meaning set forth in Section 6.11(b)(i).

“Receiving Party” has the meaning set forth in Section 6.11(b)(i).

“Record Date” means the close of business on the date to be determined by the BGC Partners Board as the record date for determining stockholders of BGC Partners entitled to receive shares of Newmark Common Stock in the Distribution.

“Registration Rights Agreement” means the Registration Rights Agreement among Newmark, BGC Partners and Cantor, substantially in the form attached hereto as Exhibit D.

“Reinvestment Cash” means, with respect to any fiscal quarter: (a) if the Newmark Holdings Distribution Percentage is greater than the Newmark Distribution Percentage, a number (which shall be positive) equal to (i) the value of the aggregate distributions from Newmark Opco to Newmark for such fiscal quarter (excluding from such distributions any amount that will be used by Newmark for the payment of Taxes in respect of Newmark’s allocated share of income for the applicable period), multiplied by (ii) the Distribution Percentage Difference; and (b) if the Newmark Distribution Percentage is greater than the Newmark Holdings Distribution Percentage, a number (which shall be negative) equal to (x) the product of the value of the aggregate distributions from Newmark Opco to Newmark for such fiscal quarter (excluding from such distribution any amounts that will be used by Newmark for the payment of Taxes in respect of Newmark’s allocated share of income for the applicable period), multiplied by (y) the Distribution Percentage Difference, multiplied by (z) negative one. For purposes of this provision, the value of any non-cash assets shall be determined in good faith by the general partner of Newmark Opco, as of the date of such distribution by Newmark Opco, taking into account, if relevant, the acquisition cost thereof.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, general partners, agents, accountants, managing member, counsel and other advisors and representatives.

“Required Approval” has the meaning set forth in Section 6.01(d).

“Retained Business” has the meaning set forth in the recitals.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of September 8, 2017, among BGC Partners, as the Borrower, certain subsidiaries of BGC Partners, as Guarantors, the several financial institutions from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent, as amended by the First Amendment to the Revolving Credit Agreement, dated as of [•], 2017, by and among, BGC Partners, Newmark, the several financial institutions from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

“SAE Subsidiary” has the meaning set forth in the Newmark Opco Limited Partnership Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in the recitals.

“Separation Steps Plan” has the meaning set forth in Section 2.05.

“Shared Contract” has the meaning set forth in Section 2.08.

“Shared Employee” means (a) any individual who, as of immediately prior to the Effective Time, is employed by or substantially providing services for a member of the Cantor Group, BGC Partners Group or Newmark Group in a corporate function or executive level position who provides services to both the BGC Partners Group and the Newmark Group or (b) any individual who becomes an employee of or commences providing substantial services to any member of the Cantor Group after the Effective Time who provides services to both the BGC Partners Group and Newmark Group.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Special Damages” means any special, indirect, incidental, punitive, exemplary, remote, speculative, consequential or similar damages whatsoever, including damages for lost profits or lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Subsidiary” of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person.

“Tax Matters Agreement” means the Tax Matters Agreement by and among the BGC Entities and the Newmark Entities, substantially in the form attached hereto as Exhibit E.

“Tax Receivable Agreements” means the Newmark Tax Receivable Agreement and the BGC Tax Receivable Agreement.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of September 8, 2017, by and among BGC Partners, as the Borrower, certain subsidiaries of BGC Partners, as Guarantors, the several financial institutions from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent, as amended by the First Amendment to the Term Loan Credit Agreement, dated as of [•], 2017, by and among, BGC Partners, Newmark, the several financial institutions from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent.

“Third Party” means any Person other than any member of any Group.

“Third-Party Claim” has the meaning set forth in Section 8.08(a).

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Trade Secrets” means any trade secrets, research records, business methods, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Transfer Agent” has the meaning set forth in Section 4.01(d).

“Transferred Assets” has the meaning set forth in Section 2.01(a).

“Transferred Business” means (a) the business, operations and activities of the Real Estate Services segment of BGC Partners (as such segment is described in BGC Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q filed prior to the Closing Date) conducted at any time prior to the Effective Time by any member of the BGC Partners Group or Newmark Group, including the business, operations and activities of Berkeley Point Financial LLC conducted at any time prior to the Effective Time by any member of the BGC Partners Group or Newmark Group, and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.01(a).

“Transferred Contracts” means the following Contracts (or portions thereof) to which any member of the BGC Partners Group or Newmark Group is a party or by which it or any of its Assets is bound, whether or not in writing; provided that Transferred Contracts shall not include (x) any Contract that is contemplated to be retained by BGC Partners or any member of the BGC Partners Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any Contract that would constitute Transferred Software or Transferred Technology:

(a) any customer, distribution, supply or vendor Contracts set forth on Schedule 1.01(b) or primarily used or held for use in the Transferred Business as of the Effective Time;

(b) any license or other Contract conferring rights to Intellectual Property to the extent primarily used or held for use in the Transferred Business as of the Effective Time;

(c) any guarantee, indemnity, representation, covenant, warranty or other Liability of any member of the BGC Partners Group or Newmark Group in respect of any other Transferred Contract, any Transferred Liability or the Transferred Business;

(d) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar Contracts with any Newmark Employee or Former Newmark Employee or consultants;

(e) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to a member of the Newmark Group;

(f) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements related exclusively to the Transferred Business as of the Effective Time or entered into by or on behalf of any division, business unit or member of the Newmark Group; and

(g) any Contracts listed on Schedule 1.01(c), including the right to recover any amounts under such Contracts.

“Transferred Entities” means any Person, where a majority of the equity interest of such Person is part of the Transferred Assets, and any Subsidiary of such Person.

“Transferred Intellectual Property” means all Intellectual Property owned or licensed by any member of the BGC Partners Group or Newmark Group primarily used or held for use in the Transferred Business as of the Effective Time, including the Intellectual Property set forth on Schedule 1.01(d).

“Transferred Liabilities” has the meaning set forth in Section 2.02(a).

“Transferred Permits and Licenses” means all permits or licenses issued by any Governmental Authority to any member of the BGC Partners Group or Newmark Group to the extent primarily used or held for use in the Transferred Business as of the Effective Time and permitted by Applicable Law to be transferred.

“Transferred Real Property” means the leasehold interest of any member of the BGC Partners Group or Newmark Group in the real properties (or portions thereof) set forth on Schedule 1.01(e).

“Transferred Software” means all Software owned or licensed by any member of the BGC Partners Group or Newmark Group primarily used or held for use in the Transferred Business as of the Effective Time.

“Transferred Technology” means all Technology owned or licensed by any member of the BGC Partners Group or Newmark Group primarily used or held for use in the Transferred Business as of the Effective Time.

“Transition Services Agreement” means the Transition Services Agreement between BGC Partners and Newmark, substantially in the form attached hereto as Exhibit I.

“Underwriters” means the managing underwriter(s) for the IPO.

“Underwriting Agreement” means the underwriting agreement to be entered into among Newmark and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“U.S. GAAP” means United States generally accepted accounting principles in effect from time to time.

Section 1.02 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

Section 1.03 Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 1.04 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

ARTICLE II

SEPARATION

Section 2.01 Contribution of Transferred Assets.

(a) Transferred Assets. On or prior to the Effective Time, and subject to the terms and conditions set forth herein, including Section 6.01(d), (i) BGC U.S. Opco shall, and shall cause the applicable members of the BGC U.S. Opco Group to, contribute, assign, transfer, convey and deliver to Newmark Opco or the applicable members of the Newmark Opco Group designated by Newmark Opco, and Newmark Opco or the applicable members of the Newmark Opco Group designated by Newmark Opco shall accept from BGC U.S. Opco and the applicable members of the BGC U.S. Opco Group, (ii) BGC Holdings shall, and shall cause the applicable members of the BGC Holdings Group to, contribute, assign, transfer, convey and deliver to Newmark Holdings or the applicable members of the Newmark Holdings Group designated by Newmark Holdings, and Newmark Holdings or the applicable members of the Newmark Holdings Group designated by Newmark Holdings shall accept from BGC Holdings and the applicable members of the BGC Holdings Group, and (iii) BGC Partners shall, and shall cause the applicable members of the BGC Partners Inc. Group to, contribute, assign, transfer, convey and deliver to Newmark or the applicable members of the Newmark Inc. Group designated by Newmark, and Newmark or the applicable members of the Newmark Inc. Group designated by Newmark shall accept from BGC Partners and the applicable members of the BGC Partners Inc. Group, in each of cases (i), (ii) and (iii), all of the transferor’s respective direct or indirect right, title and interest in and to all of the Transferred Assets (it being understood that if any Transferred Asset shall be held by a Transferred Entity, such Transferred Asset may be contributed, conveyed, transferred, assigned and delivered to the transferee as a result of the transfer of all of the equity interests in such Transferred Entity to the transferee or its Subsidiaries). For purposes of this Agreement, “Transferred Assets” shall mean (without duplication):

(i) Equity Interests. The equity interests set forth on Schedule 2.01(a)(i) and the equity interests contemplated by Section 2.05 to be contributed from members of the BGC Partners Group to members of the Newmark Group pursuant to the Partnership Divisions and the Newmark Inc. Contribution;

(ii) Newmark Balance Sheet Assets. All Assets of any member of the BGC Partners Group or Newmark Group included or reflected as assets of the Newmark Group on the Newmark Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Newmark Balance Sheet; provided that the amounts set forth on the Newmark Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Transferred Assets pursuant to this Section 2.01(a)(ii);

(iii) Other Balance Sheet Assets. All Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of the Newmark Group on a pro forma combined balance sheet of the Newmark Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Newmark Balance Sheet); it being understood that (A) the Newmark Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Transferred Assets pursuant to this Section 2.01(a)(iii); and (B) the amounts set forth on the Newmark Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Transferred Assets pursuant to this Section 2.01(a)(iii);

(iv) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities held by a member of the Newmark Group as of the Effective Time (it being understood that such cash, cash equivalents and marketable securities shall not include any amounts described in clause (ii) of Section 2.01(b));

(v) Separation Agreement Assets. All Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to a member of the Newmark Group;

(vi) Contracts. All Transferred Contracts as of the Effective Time and all rights, interests or claims of any member of the BGC Partners Group or Newmark Group thereunder as of the Effective Time;

(vii) Intellectual Property, Software and Technology. All Transferred Intellectual Property, Transferred Software and Transferred Technology as of the Effective Time and all rights, interests or claims of any member of the BGC Partners Group or Newmark Group thereunder as of the Effective Time;

(viii) Information. (A) All non-archived Information (other than Intellectual Property, Software or Technology) of any member of the BGC Partners Group or Newmark Group as of the Effective Time to the extent available and primarily related to the Transferred Business; and (B) a non-exclusive right to all (x) archived Information (other than Intellectual Property, Software or Technology) of any member of the BGC Partners Group or Newmark Group as of the Effective Time to the extent available and primarily related to the Transferred Business and (y) non-archived and archived Information (other than Intellectual Property, Software or Technology) of any member of the BGC Partners Group or Newmark Group as of the Effective Time related to, but not primarily related to, the Transferred Business;

(ix) Permits and Licenses. The Transferred Permits and Licenses as of the Effective Time and all rights, interests or claims of any member of the BGC Partners Group or Newmark Group thereunder as of the Effective Time;

(x) Real and Personal Property. (A) The Contracts pursuant to which any member of the BGC Partners Group or Newmark Group leases or subleases the Transferred Real Property as of the Effective Time and all rights, interests or claims of any member of the BGC Partners Group or Newmark Group thereunder as of the Effective Time; and (B) the office equipment, fixtures, furniture and other personal property located at the Transferred Real Property as of the Effective Time that is primarily used or held for use in the Transferred Business as of the Effective Time;

(xi) Nasdaq Earnout and Related Registration Rights. The rights of the applicable member of the BGC Partners Group assigned or transferred to the applicable member of the Newmark Group pursuant to the Assignment and Transfer Agreement, effective as of September 28, 2017, by and among BGC Partners, BGC Holdings, BGC U.S. Opco and Newmark Opco;

(xii) Rights of BGC Partners under BGC Partners-BGC U.S. Opco First Term Loan Note and BGC Partners-BGC U.S. Opco Acquisition Term Loan Note. The rights of the members of the BGC Partners Inc. Group under the BGC Partners-BGC U.S. Opco First Term Loan Note and under the BGC Partners-BGC U.S. Opco Acquisition Term Loan Note.

(xiii) Exclusively Used Assets. All Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time that are exclusively used or held for use in the Transferred Business as of the Effective Time; and

(xiv) Other Specified Assets. The Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time that are set forth on Schedule 2.01(a)(xii).

Notwithstanding the foregoing, the Transferred Assets shall not in any event include any Asset referred to in clauses (i) through (viii) of Section 2.01(b).

(b) Excluded Assets. On or prior to the Effective Time, and subject to the terms and conditions set forth herein, including Section 6.01(d), (i) Newmark Opco shall, and shall cause the applicable members of the Newmark Opco Group to, contribute, assign, transfer, convey and deliver to BGC U.S. Opco or the applicable members of the BGC U.S. Opco Group designated by BGC U.S. Opco, and BGC U.S. Opco or the applicable members of the BGC U.S. Opco Group designated by BGC U.S. Opco shall accept from Newmark Opco and the applicable members of the Newmark Opco Group, (ii) Newmark Holdings shall, and shall cause the applicable members of the Newmark Holdings Group to, contribute, assign, transfer, convey and deliver to BGC Holdings or the applicable members of the BGC Holdings Group designated by BGC Holdings, and BGC Holdings or the applicable members of the BGC Holdings Group designated by BGC Holdings shall accept from Newmark Holdings and the applicable members of the Newmark Holdings Group, and (iii) Newmark shall, and shall cause the applicable members of the Newmark Inc. Group to, contribute, assign, transfer, convey and deliver to BGC Partners or the applicable members of the BGC Partners Inc. Group designated by BGC Partners, and BGC Partners or the applicable members of the BGC Partners Inc. Group designated by BGC Partners shall accept from Newmark and the applicable members of the Newmark Inc. Group, in each of cases (i), (ii) and (iii), all of the transferor’s respective direct or indirect right, title and interest in and to all of the Excluded Assets held by such transferor. For the purposes of this Agreement, “Excluded Assets” shall mean all Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time, other than the Transferred Assets, including (by way of illustration only):

(i) Equity Interests. The equity interests set forth on Schedule 2.01(b)(i) and the shares of Newmark Common Stock contemplated to be received by members of the BGC Partners Inc. Group pursuant to the Newmark Inc. Contribution;

(ii) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities of any member of the BGC Partners Group as of the Effective Time, including an amount of cash, cash equivalents and marketable securities equal to BGC Partners’ estimate of the sum of (A) all pre-Tax net income generated by the Transferred Business during the fiscal quarter ended December 31, 2017 up to the Closing Date and (B) all after-Tax net income generated by the Transferred Business during the fiscal quarter ended December 31, 2017 after the Closing Date (it being understood that, if such estimate is greater than the actual sum of the amounts described in clauses (A) and (B) above, then an amount equal to such excess shall be deemed to be a Transferred Asset);

(iii) Actions; Insurance Proceeds. Any Action or Insurance Proceeds relating to the matters set forth on Schedule 2.01(b)(iv), and any insurance policy and Insurance Proceeds of any member of the BGC Partners Group or Newmark Group as of the Effective Time to the extent covering any Excluded Asset or any Excluded Liability;

(iv) Separation Agreement Assets. All Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be retained by a member of the BGC Partners Group;

(v) Intellectual Property, Software and Technology. All Intellectual Property, Software and Technology of any member of the BGC Partners Group or Newmark Group as of the Effective Time (other than the Transferred Intellectual Property, the Transferred Software and the Transferred Technology), including any rights (ownership, licensed or otherwise) to use the “BGC” or “BGC Partners” name or mark and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, and any derivatives of the foregoing, and all registrations and applications for registration of any of the foregoing, and all goodwill associated with and symbolized by the foregoing;

(vi) Information. (A) All Information of any member of the BGC Partners Group or Newmark Group as of the Effective Time that cannot, without unreasonable effort or expense, be separated from Information maintained by any member of the BGC Partners Group in connection with the Retained Business; (B) all Information of any member of the BGC Partners Group or Newmark Group as of the Effective Time to the extent related to Excluded Assets, Excluded Liabilities, and BGC Employees; and (C) all personnel files and records;

(vii) Rights of BGC Partners under BGC Partners-BGC U.S. Opco Other Debt Notes. The rights of the members of the BGC Partners Inc. Group under the BGC Partners-BGC U.S. Opco Other Debt Notes;

(viii) Other Specified Assets. The Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time that are set forth on Schedule 2.01(b)(ix); and

(ix) Assets Relating to the Retained Business. All Assets of any member of the BGC Partners Group or Newmark Group as of the Effective Time relating to the Retained Business as of the Effective Time (other than any Asset set forth in clauses (i) through (xiv) of Section 2.01(a)).

(c) Waiver of Bulk-Sale and Bulk-Transfer Laws. Each of the Newmark Entities (on behalf of themselves and the other members of the Newmark Group) hereby waives compliance by each and every member of the BGC Partners Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to any member of the Newmark Group. Each of the BGC Entities (on behalf of themselves and the other members of the BGC Partners Group) hereby waives compliance by each and every member of the Newmark Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the BGC Partners Group.

Section 2.02 Assumption of Transferred Liabilities.

(a) On or prior to the Effective Time, and subject to the terms and conditions set forth herein, including Section 6.01(d), (i) Newmark Opco shall, and shall cause the applicable members of the Newmark Opco Group designated by Newmark Opco to, accept, assume and agree faithfully to perform, discharge and fulfill all of the Transferred Liabilities of each member of the BGC U.S. Opco Group in accordance with their respective terms; (ii) Newmark Holdings shall, and shall cause the applicable members of the Newmark Holdings Group designated by Newmark Holdings to, accept, assume and agree faithfully to perform, discharge and fulfill all of the Transferred Liabilities of each member of the BGC Holdings Group in accordance with their respective terms; and (iii) Newmark shall, and shall cause the applicable members of the Newmark Inc. Group to, accept, assume and agree faithfully to perform, discharge and fulfill all of the Transferred Liabilities of each member of the BGC Partners Inc. Group in accordance with their respective terms, in each of cases (i), (ii) and (iii), regardless of when or where such Transferred Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Transferred Liabilities are asserted or determined (including any Transferred Liabilities arising out of claims made by the respective directors, officers, employees, agents or Affiliates of the BGC Partners Group or the Newmark Group against any member of the BGC Partners Group or the Newmark Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the BGC Partners Group or the Newmark Group, or any of their respective directors, officers, employees, agents or Affiliates. For the purposes of this Agreement, “Transferred Liabilities” shall mean the following Liabilities of any member of the BGC Partners Group or Newmark Group:

(i) all Liabilities included or reflected as liabilities or obligations of the Newmark Group on the Newmark Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Newmark Balance Sheet; provided that the amounts set forth on the Newmark Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Transferred Liabilities pursuant to this Section 2.02(a)(i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of the Newmark Group on a pro forma combined balance sheet of the Newmark Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Newmark Balance Sheet); it being understood that (A) the Newmark Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Transferred Liabilities pursuant to this Section 2.02(a)(ii); and (B) the amounts set forth on the Newmark Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Transferred Liabilities pursuant to this this Section 2.02(a)(ii);

(iii) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Transferred Business or a Transferred Asset;

(iv) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by a member of the Newmark Group, and all agreements, obligations and Liabilities of any member of the Newmark Group under this Agreement or any of the Ancillary Agreements;

(v) all Liabilities relating to, arising out of or resulting from the Transferred Contracts, the Transferred Intellectual Property, the Transferred Software, the Transferred Technology, the Transferred Permits and Licenses or the Transferred Real Property;

(vi) the Indebtedness set forth on Schedule 2.02(a)(vi), including (A) subject to Section 2.02(b)(i), the Term Loan Credit Agreement and the Acquisition Term Loans under the Revolving Credit Agreement; (B) the obligations of the members of the BGC U.S. Opco Group under the BGC Partners-BGC U.S. Opco First Term Loan Note and under the BGC Partners-BGC U.S. Opco Acquisition Term Loan Note; and (C) the obligations of the members of the BGC U.S. Opco Group under the BGC Partners-BGC U.S. Opco Other Debt Notes;

(vii) all Liabilities of any member of the BGC Partners Group or Newmark Group primarily relating to, arising from or in connection with the Newmark Employees and Former Newmark Employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims (it being understood that Liabilities under insured welfare benefit arrangements maintained by the BGC Partners Group in which members of the Newmark Group participate shall be assumed (A) on the same basis as such Liabilities have historically been allocated to members of the Newmark Group in the ordinary course prior to the Closing Date and (B) otherwise to the same extent as applied to members of the Newmark Group in their capacity as participating employers under such arrangements prior to the Closing Date) and other employment-related Liabilities primarily arising from or relating to the conduct of the Transferred Business;

(viii) the Liabilities set forth on Schedule 2.02(a)(viii); and

(ix) all Liabilities arising out of claims made by any Person other than a member of the BGC Partners Group or the Newmark Group (including the respective directors, officers, stockholders, employees and agents of the BGC Partners Group and the Newmark Group) against any member of the BGC Partners Group or the Newmark Group to the extent relating to, arising out of or resulting from the Transferred Business or a Transferred Asset or the other business, operations, activities or Liabilities referred to in clauses (i) through (viii) of this Section 2.02(a);

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.02(b)(ii) shall not be Transferred Liabilities but instead shall be Excluded Liabilities.

(b) On or prior to the Effective Time, and subject to the terms and conditions set forth herein, including Section 6.01(d), (i) BGC U.S. Opco shall, and shall cause the applicable members of the BGC U.S. Opco Group designated by BGC U.S. Opco to, accept, assume and agree faithfully to perform, discharge and fulfill all of the Excluded Liabilities of each member of the Newmark Opco Group in accordance with their respective terms; (ii) BGC Holdings shall, and shall cause the applicable members of the BGC Holdings Group designated by BGC Holdings to, accept, assume and agree faithfully to perform, discharge and fulfill all of the Excluded Liabilities of each member of the Newmark Holdings Group in accordance with their respective terms; and (iii) BGC Partners shall, and shall cause the applicable members of the BGC Partners Inc. Group to, accept, assume and agree faithfully to perform, discharge and fulfill all of the Excluded Liabilities of each member of the Newmark Inc. Group in accordance with their respective terms, in each of cases (i), (ii) and (iii), regardless of when or where such Excluded Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Excluded Liabilities are asserted or determined (including any Excluded Liabilities arising out of claims made by the respective directors, officers, employees, agents or Affiliates of the BGC Partners Group or the Newmark Group against any member of the BGC Partners Group or the Newmark Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the BGC Partners Group or the Newmark Group, or any of their respective directors, officers, employees, agents or Affiliates. For the purposes of this Agreement, “Excluded Liabilities” shall mean:

(i) any guarantee by a member of the BGC Partners Group to a third Person in respect of the Term Loan Credit Agreement or under the Revolving Credit Agreement, and any other Indebtedness under the Revolving Credit Agreement other than the Acquisition Term Loans;

(ii) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the BGC Partners Group and, as of the Effective Time, any member of the Newmark Group, in each case that are not Transferred Liabilities, including any and all Liabilities set forth on Schedule 2.02(b)(ii); and

(iii) all Liabilities arising out of claims made by any Person other than a member of the BGC Partners Group or the Newmark Group (including the respective directors, officers, stockholders, employees and agents of the BGC Partners Group or the Newmark Group) against any member of the BGC Partners Group or the Newmark Group to the extent relating to, arising out of or resulting from the Retained Business or an Excluded Asset.

Section 2.03 Closing of Contribution. The closing of the Contribution (the “Closing”) shall take place on a day prior to the closing of the IPO (the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

Section 2.04 Title; Risk of Loss. Title, risk of loss and/or responsibility with respect to each Transferred Asset and Transferred Liability shall transfer from the applicable members of the BGC Partners Group to the applicable members of the Newmark Group at 11:59 p.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 2.05 Separation Steps Plan. The Parties acknowledge and agree that the transactions contemplated by Sections 2.01 and 2.02 and the Separation shall be effected in accordance with the steps set forth on Schedule 2.05, as such schedule may be amended from time to time by BGC Partners (the “Separation Steps Plan”), it being understood that the current Separation Steps Plan contemplates the following to occur:

(a) Opco Partnership Division.

(i) BGC U.S. Opco shall (A) effect a distribution of all its assets and liabilities attributable to the Transferred Business to certain of its partners pursuant to which (1) BGC Holdings and BGC Partners will receive all of the Transferred Assets held by BGC U.S. Opco, and BGC Holdings and BGC Partners shall assume from BGC U.S. Opco all of its Transferred Liabilities (not including, for the avoidance of doubt, the assets and liabilities described in clause (2)) and (2) each of the SAE Subsidiaries will (x) receive BGC U.S. Opco’s (and its partners’) beneficial ownership interest in respect of the Transferred Assets legal title to which is held by such SAE Subsidiary (including all of the beneficial ownership interests in respect of assets previously contributed (or deemed contributed) to or in respect of BGC U.S. Opco by such SAE Subsidiary), and (y) assume all obligations in respect of the Transferred Liabilities of such SAE Subsidiary, (B) distribute all of the outstanding equity interests in the Newmark Opco General Partner to BGC Holdings, and (C) immediately following the distribution described in clauses (A) and (B) above, effect a recapitalization of BGC U.S. Opco Units (which may be effected through the issuance of additional BGC U.S. Opco Units to partners of BGC U.S. Opco not participating in such distribution and the cancellation of BGC U.S. Opco Units held by partners of BGC U.S. Opco receiving a disproportionately greater share of the assets of the Transferred Businesses in such distribution) such that the number of BGC U.S. Opco Units held by each continuing partner of BGC U.S. Opco immediately after such distribution reflects the percentage interest of each continuing partner in BGC U.S. Opco as adjusted, in accordance with the agreement of such partners, to give effect to such distribution (the transactions described in clauses (A), (B) and (C) above, the “Opco Partnership Distribution”).

(ii) The partners of BGC U.S. Opco that received Transferred Assets (or a beneficial interest in Transferred Assets) in the Opco Partnership Distribution shall transfer such Transferred Assets (or beneficial interest in Transferred Assets), other than the Newmark Opco Limited Partnership Interests and equity interests in the Newmark Opco General Partner (which shall hold the Newmark Opco Special Voting Limited Partnership Interest), to or in respect of Newmark Opco in exchange for Newmark Opco Limited Partnership Interests, and Newmark Opco shall accept and assume the Transferred Liabilities (or obligations in respect of Transferred Liabilities) that were accepted and assumed by such partners of BGC U.S. Opco pursuant to the Opco Partnership Distribution, each as contemplated by Sections 2.01 and 2.02 (the “Opco Partnership Contribution,” and together with the Opco Partnership Distribution the “Opco Partnership Division”). Immediately following the Opco Partnership

Contribution, (1) BGC Holdings shall hold all of the outstanding equity interests in the Newmark Opco General Partner (which shall hold the Newmark Opco Special Voting Limited Partnership Interest), and (2) members of the BGC Partners Inc. Group, taken as a whole, and members of the BGC Holdings Group, taken as a whole, shall hold all of the outstanding Newmark Opco Limited Partnership Interests in the same aggregate proportions that such members of the BGC Partners Inc. Group, taken as a whole, on the one hand, and such members of the BGC Holdings Group, taken as a whole, on the other hand, hold the outstanding BGC U.S. Opco Limited Partnership Interests, with the total number of Newmark Opco Units equal to the total number of BGC U.S. Opco Units multiplied by the Contribution Ratio.

(b) Holdings Partnership Division.

(i) Following the Opco Partnership Division, BGC Holdings shall transfer to Newmark Holdings (A) all of the equity interests in the Newmark Opco General Partner (which shall hold the Newmark Opco Special Voting Limited Partnership Interest), (B) the Newmark Opco Limited Partnership Interest that BGC Holdings received in the Opco Partnership Distribution and (C) any other Transferred Assets or Transferred Liabilities held by it (together, the “Holdings Partnership Contribution”). Immediately following the Holdings Partnership Contribution, BGC Holdings will hold all of the outstanding equity interests in the Newmark Holdings General Partner (which shall hold the Newmark Holdings Special Voting Limited Partnership Interest) and all of the outstanding Newmark Holdings Limited Partnership Interests, with the total number of Newmark Holdings Units equal to the total number of BGC Holdings Units multiplied by the Contribution Ratio.

(ii) Following the Holdings Partnership Contribution, BGC Holdings shall (A) distribute to the partners of BGC Holdings all of the Newmark Holdings Limited Partnership Interests held by BGC Holdings and (B) distribute to BGC Partners all of the outstanding equity interests in the Newmark Holdings General Partner (which shall hold the Newmark Holdings Special Voting Limited Partnership Interest) (together, the “Holdings Partnership Distribution” and together with the Holdings Partnership Contribution, the “Holdings Partnership Division”). As a result of the Holdings Partnership Division, BGC Partners shall hold all of the equity interests of the Newmark Holdings General Partner (which shall hold the Newmark Holdings Special Voting Limited Partnership Interest), and the limited partners of BGC Holdings shall hold all of the outstanding Newmark Holdings Limited Partners Interests in the same proportion that such members hold the outstanding BGC Holdings Limited Partnership Interests, with the total number of Newmark Holdings Units equal to the total number of BGC Holdings Units multiplied by the Contribution Ratio.

(c) Newmark Inc. Contribution. Following the Holdings Partnership Division, BGC Partners shall contribute, assign and otherwise transfer to Newmark all of the outstanding equity interest held by it in Newmark Holdings General Partner (which shall hold the Newmark Holdings Special Voting Limited Partnership Interest) and in Newmark Opco, as well as any other Transferred Assets and Transferred Liabilities held by BGC Partners (the “Newmark Inc. Contribution”). In consideration of the Newmark Inc. Contribution, effective as of the Closing, Newmark shall take such actions (through an issuance of additional shares of Newmark Common Stock to BGC Partners, a recapitalization, stock split or otherwise) such that, after such action: (i) the aggregate number of shares of Newmark Class A Common Stock held by BGC Partners immediately following such action shall equal the number of shares of BGC Partners Class A Common Stock outstanding immediately following such action multiplied by the Contribution Ratio; and (ii) the aggregate number of shares of Newmark Class B Common Stock held by BGC Partners immediately following such action equals the number of shares of BGC Partners Class B Common Stock outstanding immediately following such action multiplied by the Contribution Ratio. In the event that, for any reason, such action would result in the Newmark Ratio not being equal to one (1) immediately following such issuance, Newmark Opco shall issue to Newmark a Newmark Opco Limited Partnership Interest in connection therewith consisting of a number of Newmark Opco Units that will cause the Newmark Ratio to equal one (1) immediately following such issuance.

(d) Amended and Restated Partnership Agreements. Concurrently with the actions described above in Sections 2.05(a) and 2.05(b), the applicable members of the BGC Group and the applicable members of the Newmark Group shall amend and restate the partnership agreements of BGC Holdings, Newmark Holdings and Newmark Opco in substantially the forms attached hereto as Exhibit J, Exhibit B and Exhibit C, respectively.

(e) Amendments to the Separation Steps Plan. Notwithstanding anything herein to the contrary, BGC Partners may, in its sole discretion, amend the Separation Steps Plan and otherwise determine or modify the structure of any transaction(s) to effect the Separation, the IPO or the Distribution, and the parties shall (and shall cause their respective Subsidiaries to) cooperate with BGC Partners, and take such actions as may be reasonably necessary or requested by BGC Partners, in connection with the foregoing.

Section 2.06 Minimum Newmark Cash. Prior to the Effective Time, BGC Partners may, and may cause the other members of the BGC Partners Group and the Newmark Group to, take such actions as BGC Partners deems advisable to minimize or reduce the amount of cash, cash equivalents and marketable securities remaining in any accounts held by or in the name of a member of the Newmark Group as of the Effective Time; provided, however, that BGC Partners shall not take such actions that would cause the aggregate amount of cash, cash equivalents and marketable securities of the members of the Newmark Group as of the Effective Time to be less than $25 million.

Section 2.07 Further Documentation. At the Closing, the applicable members of the BGC Partners Group and the applicable members of the Newmark Group shall execute and deliver one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as the BGC Entities may request for the purpose of effectuating the Separation (including the Partnership Divisions and the Newmark Inc. Contribution).

Section 2.08 Treatment of Shared Contracts.

(a) Subject to Applicable Law and without limiting the generality of the obligations set forth in Sections 2.01 and 2.02, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.08 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract or a portion thereof that is a Transferred Contract, but the remainder of which is an Excluded Asset (any such Contract, a

“Shared Contract”), shall be assigned or transferred in relevant part to the applicable member(s) of the applicable Group, if so assignable or transferrable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign or transfer (or amend) any Shared Contract in its entirety or to assign or transfer a portion of any Shared Contract that is not assignable or transferrable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment or transfer where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned or transferred by its terms or otherwise, or cannot be amended or if such assignment or transfer or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Newmark Group or the BGC Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Transferred Business or the Retained Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned or transferred to a member of the applicable Group (or amended) pursuant to this Section 2.08, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.08.

(b) Each of the BGC Entities and the Newmark Entities shall, and shall cause the members of its Group to, except to the extent otherwise required by applicable Law, (i) treat for all U.S. federal (and applicable state and local) income Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

(c) Nothing in this Section 2.08 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.08.

Section 2.09 Ancillary Agreements. Concurrently with or prior to the Effective Time, the Parties will, or will cause the applicable members of their Group to, enter into and execute each of the Ancillary Agreements that has not been executed prior to the Effective Time.

ARTICLE III

THE IPO

Section 3.01 Preparation for the IPO.

(a) Subject to the conditions specified in Section 3.02, BGC Partners and Newmark shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to consummate the IPO. Such actions shall include those specified in this Section 3.01.

(b) Newmark shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by Applicable Law or by the Underwriting Agreement, including filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or applicable federal, state or foreign securities Laws. BGC Partners and Newmark shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Newmark Class A Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) BGC Partners and Newmark shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to BGC Partners and shall comply with its obligations thereunder.

(d) BGC Partners and Newmark shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e) Newmark shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f) Newmark shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Newmark Class A Common Stock issued in the IPO on the NASDAQ Global Select Market, subject to official notice of issuance.

(g) Newmark shall participate in the preparation of materials and presentations as BGC Partners or the Underwriters shall deem necessary or desirable.

(h) Newmark shall pay all third-party costs, fees and expenses relating to the IPO, including the Underwriters’ discount as provided in the Underwriting Agreement, the SEC registration fee, the FINRA fee, the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement and all of the costs of producing, printing, mailing and otherwise distributing the Prospectus.

Section 3.02 Conditions Precedent to Consummation of the IPO.

(a) As soon as practicable after the date of this Agreement, BGC Partners and Newmark shall use their reasonable best efforts to satisfy the following conditions to the consummation of the IPO. The obligations of BGC Partners and Newmark to consummate the IPO shall be conditioned on the satisfaction, or waiver by BGC Partners in its sole discretion, of the following conditions:

(i) The Separation shall have been completed in accordance with the provisions of Article II, including the steps set forth on the Separation Steps Plan.

(ii) The IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the SEC.

(iii) The actions and filings with regard to state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) referenced in Section 3.01(e) shall have been taken and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(iv) The shares of Newmark Class A Common Stock to be issued in the IPO shall have been accepted for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(v) The Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(vi) Newmark shall have entered into the Underwriting Agreement and all conditions to the obligations of Newmark and the Underwriters under the Underwriting Agreement shall have been satisfied or waived.

(vii) BGC Partners shall be satisfied in its sole discretion that (1) following the IPO, BGC Partners will own an amount of Newmark Common Stock representing (x) at least 82% of the total voting power with respect to the election and removal of directors of the outstanding Newmark Common Stock following the IPO and (y) at least 82% of the number of shares of any class of capital stock of Newmark not entitled to vote (and in any event constituting “control” (within the meaning of Section 368(c) of the Code) of Newmark) and (B) satisfying the stock ownership requirements set forth in Section 1504 of the Code; and (2) all other requirements and conditions to permit the Newmark Inc. Contribution and the Distribution, taken together, to qualify, for U.S. federal income tax purposes, as transactions that are generally tax-free to BGC Partners, Newmark and BGC Partners’ stockholders and shall, to the extent applicable as of the time of the IPO, be satisfied and there shall be no event or condition that is likely to cause any of such requirements or conditions not to be satisfied as of the Distribution Effective Time or thereafter.

(viii) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the IPO, the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

(ix) Such other actions as BGC Partners or Newmark may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement shall have been taken.

(x) This Agreement shall not have been terminated.

(xi) No event or development shall have occurred or exist or be expected to occur that, in the judgment of the BGC Partners Board, in its sole discretion, makes it inadvisable to effect the Separation or the IPO.

(b) The foregoing conditions are for the sole benefit of BGC Partners and shall not give rise to or create any duty on the part of BGC Partners or the BGC Partners Board to waive or not waive such conditions or in any way limit BGC Partners’ right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in Article X. Any determination made by the BGC Partners Board prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

Section 3.03 Newmark Charter and Bylaws. At or prior to the IPO Closing Date, BGC Partners and Newmark shall each take all actions that may be required to provide for the adoption by Newmark of the Amended and Restated Certificate of Incorporation of Newmark substantially in the form attached hereto as Exhibit G (the “Newmark Charter”) and the Amended and Restated Bylaws of Newmark substantially in the form attached hereto as Exhibit H.

Section 3.04 Use of IPO Proceeds. Newmark shall use any and all IPO Proceeds as follows:

(a) First, Newmark shall contribute, directly or indirectly through its Subsidiaries, all IPO Proceeds to Newmark Opco. In exchange for such contribution, Newmark Opco shall issue to Newmark a Newmark Opco Limited Partnership Interest consisting of a number of Newmark Opco Units equal to the number of additional shares of Newmark Common Stock issued in the IPO.

(b) Second, using the IPO Proceeds that it received from Newmark pursuant to Section 3.04(a), Newmark Opco shall transfer to Newmark the lesser of (i) an amount of cash equal to the IPO Proceeds or (ii) an amount of cash required to repay all amounts owed by Newmark Opco to Newmark under the BGC Partners-BGC U.S. Opco First Term Loan Note, in partial or full (as the case may be) satisfaction of Newmark Opco’s obligations under the BGC Partners-BGC U.S. Opco First Term Loan Note, the obligations of which were assumed by Newmark Opco in the Opco Partnership Contribution and the benefits of which were transferred to Newmark in the Newmark Inc. Contribution, in each case as contemplated by Section 2.01 and 2.02. Newmark shall use such amount of cash to repay the Term Loan Credit Agreement assumed by it pursuant to Section 2.02.

(c) Third, to the extent that the IPO Proceeds are in excess of the amount required to be paid by Newmark Opco to Newmark pursuant to Section 3.04(b), Newmark Opco shall transfer to Newmark the lesser of (i) an amount of cash equal to such excess or (ii) an amount of cash required to repay all amounts owed by Newmark Opco to Newmark under the BGC Partners-BGC U.S. Opco Acquisition Term Loan Note, in partial or full (as the case may be) satisfaction of the BGC Partners-BGC U.S. Opco Acquisition Term Loan Note, the obligations under which were assumed by Newmark Opco in the Opco Partnership Contribution and the benefits of which were transferred to Newmark in the Newmark Inc. Contribution, in each case as contemplated by Section 2.01 and 2.02. Newmark shall use such amount of cash to repay the Acquisition Term Loan under the Revolving Credit Agreement assumed by it pursuant to Section 2.02.

(d) Fourth, to the extent that the IPO Proceeds are in excess of the amount required to be paid by Newmark Opco to Newmark pursuant to Section 3.04(b) and 3.04(c), Newmark Opco may determine whether to retain all or a portion of such excess IPO Proceeds or to pay all or a portion of such excess amount to BGC Partners, in partial satisfaction of the BGC Partners-BGC U.S. Opco Other Debt Notes assumed by Newmark Opco in the Opco Partnership Contribution.

Section 3.05 Post-IPO Repayment of BGC Partners-BGC U.S. Opco Other Debt Notes. All amounts remaining under the BGC Partners-BGC U.S. Opco Other Debt Notes following the payment described in Section 3.04(d) (if any) must be paid in full by Newmark Opco prior to the Distribution. In the event that, after the IPO, any member of the Newmark Group receives net proceeds from the incurrence of indebtedness for borrowed money, Newmark Opco agrees that it shall use such net proceeds to repay amounts owed, if any, (i) first, under the BGC Partners-BGC U.S. Opco First Term Loan Note, (b) second, under the BGC Partners-BGC U.S. Opco Acquisition Term Loan Note and (c) only thereafter, under the BGC Partners-BGC U.S. Opco Other Debt Notes.

ARTICLE IV

THE DISTRIBUTION

Section 4.01 The Distribution.

(a) BGC Partners shall have the option, in its sole discretion, to consummate the Distribution in accordance with the terms hereof. Notwithstanding anything to the contrary herein, in no event shall BGC Partners be obligated to consummate the Distribution. If requested by BGC Partners, Newmark shall cooperate with BGC Partners to accomplish the Distribution and shall, at BGC Partners’ direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the registration under the Securities Act of Newmark Common Stock on an appropriate registration form or forms to be designated by BGC Partners. BGC Partners shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for BGC Partners. Newmark and BGC Partners, as the case may be, shall provide to the Agent all stock certificates and any information required in order to complete the Distribution. All third-party costs and expenses incurred in connection with the Distribution shall be paid by BGC Partners.

(b) Subject to Section 4.03, in the event that BGC Partners determines to consummate the Distribution, then, on or prior to the Distribution Date, BGC Partners shall deliver to the Agent for the benefit of holders of record of BGC Partners Common Stock on the Record Date all of the outstanding shares of Newmark Common Stock then owned by BGC Partners or any other member of the BGC Partners Inc. Group (including, if such shares are represented by one or more stock certificates, such stock certificates, endorsed by BGC Partners in blank), and shall cause the Transfer Agent to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Newmark Class A Common Stock and/or shares of Newmark Class B Common Stock, as the case may be, to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective at 12:01 a.m., Eastern time, on the Distribution Date or at such other time as the Parties may agree (the “Distribution Effective Time”).

(c) Subject to Section 4.04, each holder of shares of BGC Partners Class A Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Newmark Class A Common Stock equal to the number of shares of BGC Partners Class A Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of Newmark Class A Common Stock beneficially owned by BGC Partners or any other member of the BGC Partners Inc. Group on the Record Date and the denominator of which is the number of shares of BGC Partners Class A Common Stock outstanding on the Record Date. Subject to Section 4.04, each holder of shares of BGC Partners Class B Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Newmark Class B Common Stock equal to the number of shares of BGC Partners Class B Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of Newmark Class B Common Stock beneficially owned by BGC Partners or any other member of the BGC Partners Inc. Group on the Record Date and the denominator of which is the number of shares of BGC Partners Class B Common Stock outstanding on the Record Date.

(d) To enable the Distribution to be pro rata to the stockholders of BGC Partners, immediately prior to the Distribution, BGC Partners will convert or will cause the conversion (and Newmark will take all actions as may be necessary to effect such conversion) of shares of Newmark Class B Common Stock beneficially owned by BGC Partners or any other member of the BGC Partners Inc. Group into shares of Newmark Class A Common Stock on a one-for-one basis, or, in the alternative, will convert or cause the conversion (and Newmark will take all actions as may be necessary to effect such conversion) of shares of Newmark Class A Common Stock beneficially owned by BGC Partners or any other member of the BGC Partners Inc. Group into shares of Newmark Class B Common Stock on a one-for-one basis, in each case, so that the ratio of shares of Newmark Class B Common Stock to shares of Newmark Class A Common Stock, in each case beneficially owned by BGC Partners or any other member of the BGC Partners Inc. Group as of immediately prior to the Distribution, equals the ratio of shares of BGC Partners Class B Common Stock to shares of BGC Partners Class A Common Stock, in each case outstanding as of the Record Date. Any conversion of shares of Newmark Class B Common Stock into shares of Newmark Class A Common Stock or any conversion of shares of Newmark Class A Common Stock into shares of Newmark Class B Common Stock pursuant to this Section 4.01(d) shall be effected pursuant to the procedures set forth in the Newmark Charter

(and, in the case of any conversion of shares of Newmark Class A Common Stock into shares of Newmark Class B Common Stock, the Exchange Agreement); provided that to the extent such conversion of shares of Newmark Class B Common Stock into shares of Newmark Class A Common Stock would result in BGC Partners not owning an amount of Newmark Common Stock (A) constituting “control” (within the meaning of Section 368(c) of the Code) of Newmark (including (x) at least 80.1% of the total voting power with respect to the election and removal of directors of the outstanding Newmark Common Stock and (y) at least 80.1% of the number of shares of any class of capital stock of Newmark not entitled to vote) or (B) satisfying the stock ownership requirements set forth in Section 1504 of the Code (provided that this clause (B) shall apply only if BGC Partners then owns an amount of Newmark Common Stock satisfying the stock ownership requirements set forth in Section 1504 of the Code), then in each case BGC Partners shall have the option, in lieu of such conversion, to purchase additional shares of Newmark Class A Stock from Newmark for a per share purchase price equal to the volume weighted average price of a share of Newmark Class A Common Stock on the principal stock exchange on which shares of Newmark Class A Common Stock are listed for the five (5) trading days immediately preceding the date of such purchase, or such other per share purchase price that may be agreed by Newmark and BGC Partners. Newmark agrees that it will cooperate with BGC Partners in the event that BGC Partners determines that any other action, including recapitalization or otherwise, is necessary or advisable so that the Distribution can be pro rata to the stockholders of BGC Partners.

Section 4.02 Actions Prior to the Distribution. In the event that BGC Partners determines to effect the Distribution:

(a) BGC Partners and Newmark shall prepare and mail, prior to any Distribution Date, to the holders of BGC Partners Common Stock, such information concerning Newmark, its business, operations and management, the Distribution and such other matters as BGC Partners shall reasonably determine and as may be required by Applicable Law. BGC Partners and Newmark shall prepare, and Newmark shall, to the extent required under Applicable Law, file with the SEC any such documentation and any requisite no-action letters which BGC Partners determines are necessary or desirable to effectuate the Distribution, and BGC Partners and Newmark shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b) BGC Partners and Newmark shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c) At BGC Partners’ direction, Newmark shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.03 (subject to Section 10.02(b)) to be satisfied and to effect the Distribution on the Distribution Date (and any other transactions related to the Distribution contemplated by the Separation Steps Plan) in accordance with the Separation Steps Plan.

(d) Newmark shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the shares of Newmark Class A Common Stock to be distributed in the Distribution on the NASDAQ Global Select Market, subject to official notice of distribution.

Section 4.03 Conditions to Distribution.

(a) BGC Partners shall, in its sole discretion, determine the terms of the Distribution, including the form (including whether to effect the transaction as a spin-off, a split-off or a combination of both transactions), structure and all other terms of any transaction and/or offering to effect the Distribution (and, if necessary, shall update the Separation Steps Plan accordingly). Subject to any restrictions contained in the Underwriting Agreement, BGC Partners shall have the sole discretion to determine the date of consummation of the Distribution (if any) at any time after the IPO Closing Date; and such date as so determined by BGC Partners is referred to herein as the “Distribution Date.” The consummation of the Distribution will be subject to the satisfaction, or waiver by BGC Partners in its sole discretion, of the following conditions:

(i) BGC Partners’ receipt of an opinion from Wachtell, Lipton, Rosen & Katz, outside counsel to BGC Partners, in form and substance satisfactory to the BGC Partners Board, to the effect that the Newmark Inc. Contribution and the Distribution, taken together, will qualify as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code.

(ii) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(iii) The actions and filings necessary or appropriate under state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(iv) The shares of Newmark Class A Common Stock to be distributed to the holders of BGC Partners Class A Common Stock in the Distribution shall have been accepted for listing on the NASDAQ Global Select Market, subject to official notice of distribution.

(v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of BGC Partners shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(vi) Newmark Opco shall have repaid in full the BGC Partners-BGC U.S. Opco Other Debt Notes in accordance with Section 3.05.

(vii) BGC Partners’ guarantee in respect of the Term Loan Credit Agreement and BGC Partners’ guarantee in respect of the Acquisition Term Loans under the Revolving Credit Agreement, in each case described in Section 2.02(b)(i), shall have been terminated in full.

(viii) All borrowings pursuant to the Intercompany Revolving Credit Agreement shall have been repaid in full, and the Intercompany Revolving Credit Agreement shall have been terminated.

(ix) No other events or developments shall have occurred subsequent to the completion of the IPO that, in the judgment of the BGC Partners Board, would result in the Distribution not being in the best interest of BGC Partners or its stockholders.

(b) The foregoing conditions are for the sole benefit of BGC Partners and shall not give rise to or create any duty on the part of BGC Partners or the BGC Partners Board to waive or not waive such conditions or in any way limit BGC Partners’ right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in Article X. Any determination made by the BGC Partners Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.03 shall be conclusive.

Section 4.04 Fractional Shares. As soon as practicable after the Distribution Date: (a) BGC Partners shall direct the Agent to determine the number of whole shares and fractional shares of Newmark Class A Common Stock and Newmark Class B Common Stock allocable to each holder of record or beneficial owner of BGC Partners Class A Common Stock and Newmark Class A Common Stock, respectively, as of the Record Date and to aggregate all such fractional shares; (b) BGC Partners shall convert or shall cause the conversion (and Newmark shall take all actions as may be necessary to effect such conversion) of all such aggregated fractional shares of Newmark Class B Common Stock into shares of Newmark Class A Common Stock; and (c) BGC Partners shall direct the Agent to sell the whole shares of Class A common stock obtained as a result of clauses (a) and (b) in open market transactions (with the Agent, in its sole discretion, determining when, how, through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share of Newmark Class A Common Stock or Newmark Class B Common Stock, as the case may be, such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

ARTICLE V

NO REPRESENTATIONS OR WARRANTIES

Section 5.01 No Representations or Warranties. Each Newmark Entity, on behalf of itself and all of the other members of its Group and its respective Representatives, understands and agrees that no member of the BGC Partners Group or any of its respective Representatives or any other Person is, in this Agreement or in any other agreement, document or instrument, making any representation or warranty of any kind whatsoever, express or implied, to any Newmark Entity, any other member of the Newmark Group (including, after the

Effective Time, the Transferred Entities) or their respective Representatives in any way with respect to any of the transactions contemplated hereby or regarding the Transferred Assets, the Transferred Liabilities or the Transferred Business or as to any consents or approvals required in connection with the consummation of the transactions contemplated hereby, it being understood that each Newmark Entity and each of the other members of the Newmark Group shall take all of the Transferred Assets, the Transferred Liabilities and the Transferred Business on an “AS IS, WHERE IS” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed by each BGC Entity, on behalf of itself and each other member of the BGC Partners Group and their respective Representatives.

Section 5.02 Newmark to Bear Risk. Except as expressly set forth herein, the members of the Newmark Group shall bear the economic and legal risk that conveyances of the Transferred Assets shall prove to be insufficient or that the title of any member of the BGC Partners Group to any Transferred Asset shall be other than good and marketable and free from encumbrances.

ARTICLE VI

COVENANTS

Section 6.01 Further Assurances.

(a) In addition to the actions specifically provided for in this Agreement, each BGC Entity and each Newmark Entity shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law and Contracts to consummate and make effective the transactions contemplated hereby. Without limiting the foregoing, each BGC Entity and each Newmark Entity shall cooperate with the other Parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms hereof, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. Each BGC Entity and each Newmark Entity agrees that, as of the Effective Time, but subject to Section 6.01(d), (i) the Newmark Group shall be deemed to have acquired complete and sole beneficial ownership of all of the Transferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Transferred Liabilities, and all duties, obligations and responsibilities incident thereto, that the Newmark Group is entitled to acquire or required to assume pursuant to the terms hereof; and (ii) the BGC Group shall be deemed to have acquired complete and sole beneficial ownership of all of the Excluded Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Excluded Liabilities, and all duties, obligations and responsibilities incident thereto, that the BGC Group is entitled to acquire or required to assume pursuant to the terms hereof.

(b) To the extent that the transfer or assignment of any Asset or the assumption of any Liability hereunder, the Separation (including the Partnership Divisions and the Newmark Inc. Contribution), the IPO or the Distribution requires any Governmental Approvals or other consents, approvals or authorizations of or notifications to any other Person under any permit, Contract or other instrument (including in connection with the amendment of and the assumption by the applicable members of the Newmark Group of the Term Loan Credit Agreement and the Acquisition Term Loans under the Revolving Credit Agreement), each BGC Entity and each Newmark Entity shall use its commercially reasonable efforts to obtain or make such Governmental Approvals or other consents, approvals, authorizations or notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements, or as otherwise agreed between BGC Partners and Newmark, members of the Newmark Group shall bear all of the costs, and no member of the BGC Partners Group shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person, in order to obtain or make such Governmental Approvals or other consents, approvals, authorizations or notifications.

(c) Subject to Section 6.01(d) hereof, if at any time or from time to time after the Effective Time, (i) any member of the BGC Partners Group shall possess a Transferred Asset or a Transferred Liability or (ii) any member of the Newmark Group shall possess an Excluded Asset or an Excluded Liability, then such member shall promptly transfer, or cause to be transferred, such Asset or Liability to the appropriate member of the Newmark Group or member of the BGC Partners Group, as the case may be. Prior to any such transfer, the Person possessing such Asset or Liability shall hold such Asset or Liability in trust for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto), and shall take such other actions as may be reasonably requested by the Person to which such Asset or Liability is to be transferred in order to place such Person, insofar as reasonably possible, in the same position it would have been had such Asset or Liability been transferred at the Effective Time.

(d) Without limiting the generality of Section 6.01(a) or Section 6.01(c), if the valid, complete and perfected assignment, or transfer to or assumption by the Newmark Group of any Transferred Assets or Transferred Liabilities to be assigned, transferred or assumed under this Agreement or any Ancillary Agreement or if the valid, complete and perfected assignment or, transfer to or assumption by the BGC Partners Group of any Excluded Assets or Excluded Liabilities to be transferred under this Agreement or any Ancillary Agreement, in either case requires a Governmental Approval or the consent, agreement or approval of or any filing or registration with any other Person, and such Governmental Approval, consent, agreement, approval, filing or registration is not made or obtained (a “Required Approval”), then, notwithstanding anything to the contrary in this Agreement, unless the Parties shall mutually otherwise determine, such assignment, transfer or assumption shall be automatically deemed deferred and any such purported assignment, transfer or assumption shall be null and void until such time as such Required Approval has been made or obtained. Notwithstanding the foregoing, any such Transferred Assets, Transferred Liabilities, Excluded Assets or Excluded Liabilities shall continue to constitute Transferred Assets, Transferred Liabilities, Excluded Assets or Excluded Liabilities, respectively, for all other purposes of this Agreement. If any assignment, transfer or assumption of any Transferred Assets, Transferred Liabilities, Excluded Assets or Excluded Liabilities intended to be assigned, transferred or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of this Section 6.01(d) or for any other reason, then (i) the Parties shall cooperate to effect such assignment, transfer or assumption as promptly following the Closing as is practicable and (ii) until such assignment, transfer or assumption, the Party possessing such Asset or Liability shall hold such Asset or Liability in trust for the use and benefit of the Party entitled thereto or responsible therefor (at the expense of the Party entitled thereto or responsible therefor), and shall take such other action as may be reasonably requested by the Party to which such Asset or Liability is to be assigned, transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position it would have been had such Asset or Liability been assigned, transferred or assumed at the Effective Time as contemplated by this Agreement.

Section 6.02 Information.

(a) Subject to Section 6.05 and any other applicable confidentiality obligations, at any time before, on or after the Effective Time, (i) BGC Partners, on behalf of each member of the BGC Partners Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the Newmark Group and its Representatives, and (ii) Newmark, on behalf of each member of the Newmark Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the BGC Partners Group and its Representatives, in each case as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Person, if applicable, that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, (C) for use in the conduct of the Transferred Business (in the case of the Newmark Group) or the Retained Business (in the case of the BGC Partners Group) in accordance with past practice or (D) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, if applicable, violate any Law or Contract to which such Party or any member of its Group, if applicable, is a party, or waive any attorney-client privilege applicable to such Party or any member of its Group, if applicable, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.02(a) in a manner that avoids any such harm or consequence (including, if appropriate, by entering into joint defense or similar arrangements); provided, further, that if, after taking all such reasonable measures, the Party subject to such Law or Contract is unable to provide any Information without violating such Law or Contract, such Party shall not be obligated to provide such Information to the extent that it would violate such Law or Contract. The Parties intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege. Each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(b) Until the first Newmark fiscal year end occurring after the Distribution Effective Time (and for a reasonable period of time afterwards as required for each of BGC Partners or Newmark to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Effective Time occurs), Newmark (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the BGC Partners Group to satisfy their respective reporting, accounting, audit and other obligations and (ii) shall provide, or cause to be provided, to BGC Partners in such form as BGC Partners shall request, at no charge to BGC Partners, all financial and other data and information as BGC Partners determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority, including copies of all quarterly and annual financial information and other reports and documents that Newmark intends to file with the SEC no less than five (5) days prior to such filings (as well as final copies upon filing), and copies of Newmark’s budgets and financial projections.

(c) Any Information owned by one Person that is provided to a requesting Party pursuant to this Section 6.02 shall be deemed to remain the property of the providing Person (or Person on whose behalf such Information is being provided). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) The Party requesting Information, consultant or witness services under this Agreement agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party or its Representatives or members of its Group, if applicable. Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

(e) To facilitate the possible exchange of Information pursuant to this Section 6.02 and other provisions of this Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control at the Effective Time in accordance with the record retention policies of BGC Partners as in effect at the Effective Time or such other policies as may be adopted by BGC Partners after the Effective Time (provided, in the case of Newmark, that BGC Partners notifies Newmark of any such change); provided, however, that in the case of any Information relating to Taxes, employee benefits, environmental Liabilities and hazardous materials, or known contingent Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax Records (as defined in the Tax Matters Agreement). Notwithstanding the foregoing, for a period of three (3) years from the Closing Date, BGC Partners, on behalf of itself and the other members of its Group, agrees to retain and not destroy or dispose of Information related to the Transferred Business as of the Effective Time that is not transferred to the Newmark Group pursuant to Section 2.01(a) and, prior to destroying or disposing of such Information, to notify Newmark and, at the request of Newmark, to transfer such Information to Newmark to the extent that such Information can, without unreasonable effort or expense, be separated from Information maintained by BGC Partners or any other members of its Group in connection with businesses other than the Transferred Business (unless Newmark shall pay for the full amount of the costs and expenses associated with such separation).

(f) No Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any Liability to the other Party if any Information is destroyed after using its reasonable best efforts in accordance with the provisions of Section 6.02(e).

(g) The rights and obligations granted under this Section 6.02 and Sections 6.03, 6.04 and 6.05 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Section 6.03 Production of Witnesses and Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action by one Party (or a member of its Group) against another Party (or a member of its Group) (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, at the offices of such Party during normal business hours, in each case to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such Person, for reasonable periods of time) in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(b) If an indemnifying party chooses to defend or to seek to compromise or settle any Third-Party Claim, each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, at the offices of such Party during normal business hours, in each case to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such Person, for reasonable periods of time) in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be, in each case at the indemnifying party’s expense. The indemnifying party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and, if applicable, cause each other member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.03, each of the Parties agrees to cooperate, and, if applicable, to cause the other members of their respective Groups to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any of the other members of their respective Groups to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.03 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether any such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.03(a)).

Section 6.04 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the BGC Partners Group and the Newmark Group, and that each of the members of the BGC Partners Group and the Newmark Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under Applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of members of the BGC Partners Group or the Newmark Group, as the case may be.

(b) The Parties agree as follows:

(i) The BGC Partners Group shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Retained Business and not to the Transferred Business, whether or not the Privileged Information is in the possession or under the control of any member of the BGC Partners Group or any member of the Newmark Group. The BGC Partners Group shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the BGC Partners Group or any member of the Newmark Group.

(ii) The Newmark Group shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Transferred Business and not to the Retained Business, whether or not the Privileged Information is in the possession or under the control of any member of the Newmark Group or any member of the BGC Partners Group. The Newmark Group shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Transferred Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Newmark Group or any member of the BGC Partners Group.

(iii) If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree.

(c) Subject to the remaining provisions of this Section 6.04, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.04(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by a Party without the consent of the other Parties.

(d) If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of a Party and/or any member of its Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any adversarial Action or Dispute between BGC Partners and Newmark, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of the other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.04(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between such Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(f) Upon receipt by a Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if a Party obtains knowledge that any of its, or any member of its Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.04 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of BGC Partners and Newmark set forth in this Section 6.04 and in Section 6.05 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties and members of their respective Groups contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.03 or this Section 6.04, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.05 Confidentiality.

(a) Subject to Section 6.06, and unless otherwise agreed by the Party to whom such Covered Information relates, each of BGC Partners and Newmark, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to BGC Partners’ confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all Information concerning each such other Party and the members of its Group (including such Person’s clients, transactions, business, Assets, Liabilities, performance or operations) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by any such other Party or the members of its Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (collectively, “Covered Information”), except that the following shall not be deemed to be Covered Information: Information that has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any member of such Party’s Group which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group.

(b) Subject to Section 6.06 and unless otherwise agreed by the Party to whom such Covered Information relates, each Party (on behalf of itself and the other members of its Group) agrees (i) not to use any Covered Information other than for such purposes as shall be expressly permitted hereunder or under any Ancillary Agreement and (ii) not to release or disclose, or permit to be released or disclosed, any Covered Information to any other Person, except its Representatives who need to know such Covered Information (who shall be advised of their obligations hereunder with respect to such Covered Information). Without limiting the foregoing, when any Covered Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the Party that provided such Covered Information either return to such Party all such Covered Information in a tangible form (including all copies thereof and all notes, analyses, presentations, extracts or summaries based thereon) or certify in writing to the other Party that it has destroyed such Covered Information (and such copies thereof and such notes, extracts, analyses, presentations or summaries based thereon); provided, that (A) the receiving Party may retain copies of any Covered Information in accordance with its record retention policies, (B) the receiving Party’s counsel may retain any Covered Information, subject to the terms of this Agreement, and (C) the receiving Party will not be obligated to delete any Covered Information maintained in its normal backup media, including such Covered Information that is contained in an archived computer system backup that was made in accordance with its security and/or disaster recovery procedures. Notwithstanding the return or destruction of the Covered Information, such Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

Section 6.06 Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Covered Information of any other Party (or any member of the other Party’s Group) pursuant to Applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Covered Information of any other Party (or any member of the other Party’s Group), such Party shall, to the extent practicable and unless otherwise required by Applicable Law, notify the other Party as promptly as practicable under the circumstances prior to disclosing or providing such Covered Information and shall cooperate at the expense of the other Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request or demand may thereafter disclose or provide Covered Information if and to the extent required by such Applicable Law (as so advised by its counsel) or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the Covered Information so required to be disclosed or provided.

Section 6.07 Intercompany Agreements.

(a) Except as set forth in Section 6.07(b), in furtherance of the releases and other provisions of Section 8.01, Newmark and each member of the Newmark Group, on the one hand, and BGC Partners and each member of the BGC Partners Group, on the other hand, hereby terminate any and all Contracts, arrangements, commitments or understandings, whether or not in writing, between or among Newmark and/or any member of the Newmark Group, on the one hand, and BGC Partners and/or any member of the BGC Partners Group, on the other hand, effective as of immediately prior to the Distribution Effective Time. No such terminated Contract, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 6.07(a) shall not apply to any of the following Contracts, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Effective Time); (ii) any Contracts, arrangements, commitments or understandings listed or described on Schedule 6.07(b)(ii); and (iii) any Contracts, arrangements, commitments or understandings to which any Person other than a member of the BGC Partners Group or the Newmark Group is a party thereto.

(c) All of the intercompany accounts payable or accounts receivable between any member of the BGC Partners Group, on the one hand, and any member of the Newmark Group, on the other hand, accrued as of the IPO Closing Date that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices shall, as promptly as practicable after the IPO Closing Date (and in any event within ninety (90) days thereafter), be net settled in cash by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by BGC Partners in its sole and absolute discretion.

Section 6.08 Guarantee Obligations.

(a) The Parties shall cooperate, and shall cause the applicable members of their respective Groups to cooperate, to terminate, or to cause Newmark or a member of the Newmark Group to be substituted in all respects for BGC Partners or a member of the BGC Partners Group in respect of, all obligations of BGC Partners or a member of the BGC Partners Group under any of the Transferred Liabilities for which BGC Partners or a member of the BGC Partners Group may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for any Excluded Liability. If such a termination or substitution is not effected by the Effective Time, (i) the members of the Newmark Group shall indemnify and hold harmless the members of the BGC Partners Group for any Indemnifiable Losses arising from or relating thereto, and (ii) from and after the Effective Time, without BGC Partners’ prior written consent, Newmark shall not, and shall not permit any other member of its Group to, renew or extend the term of, increase its obligations under, or transfer to a Person other than a member of the Newmark Group, any Contract or other obligation for which BGC Partners or a member of the BGC Partners Group is or may be so liable.

(b) The Parties shall cooperate, and shall cause the applicable members of their respective Groups to cooperate, to terminate, or to cause BGC Partners or a member of the BGC Partners Group to be substituted in all respects for Newmark or a member of the Newmark Group in respect of, all obligations of Newmark or a member of the Newmark Group under any of the Excluded Liabilities for which Newmark or a member of the Newmark Group may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for any Transferred Liability. If such a termination or substitution is not effected by the Effective Time, (i) the members of the BGC Partners Group shall indemnify and hold harmless the members of the Newmark Group for any Indemnifiable Losses arising from or relating thereto, and (ii) from and after the Effective Time, without Newmark’s prior written consent, BGC Partners shall not, and shall not permit any other member of its Group to, renew or extend the term of, increase its obligations under, or transfer to a Person other than a member of the BGC Partners Group , any Contract or other obligation for which Newmark or a member of the Newmark Group is or may be so liable.

Section 6.09 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, unless expressly otherwise contemplated herein or in any Ancillary Agreement.

Section 6.10 New Newmark. To facilitate tax-free exchanges of the Newmark Holdings Exchangeable Limited Partnership Interests, Cantor shall have a one-time right, exercisable at any time following the second (2nd) anniversary of the Distribution Date, at Newmark Holdings’ sole expense, subject to preserving the tax-free treatment, for U.S. federal income tax purposes, of the Newmark Inc. Contribution and Distribution, (a) to incorporate, or cause the incorporation of, a newly formed wholly owned Subsidiary of Newmark (“New Newmark”), (b) to incorporate, or cause the incorporation of, a newly formed wholly owned Subsidiary of New Newmark (“New Newmark Sub”), and then (c) to cause the merger (the “New Newmark Merger”) of New Newmark Sub with Newmark, with the surviving corporation being a wholly owned Subsidiary of New Newmark. In connection with the New Newmark Merger, holders of shares of Newmark Class A Common Stock and Newmark Class B Common Stock shall each hold equivalent common stock in New Newmark, with identical rights to the applicable class of shares held prior to the New Newmark Merger. As a condition of the New Newmark Merger, (i) Newmark shall have received an opinion of counsel, reasonably satisfactory to the Audit Committee of the Newmark Board, to the effect that the New Newmark Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Cantor shall indemnify Newmark to the extent that Newmark incurs any material income Taxes as a result of the transactions effected pursuant to this Section 6.10.

Section 6.11 Reinvestments by Newmark in Newmark Opco; Co-Investment Rights.

(a) (i) Mandatory Reinvestment by Newmark. After the Closing, in the event of any issuance of shares of Newmark Common Stock (including any issuance in connection with a merger or other acquisition by Newmark, but excluding any issuance of shares of Newmark Common Stock in connection with the IPO, which is addressed by Section 3.04, and excluding any issuance of shares of Newmark Common Stock upon exchange of Newmark Holdings Exchangeable Limited Partnership Interests), unless otherwise determined by the Newmark Board, (A) Newmark shall contribute, directly or indirectly through its Subsidiaries, the net proceeds or other property received in respect of such issuance to Newmark Opco and (B) in exchange for such contribution, Newmark Opco shall issue to Newmark a Newmark Opco Limited Partnership Interest consisting of a number of Newmark Opco Units equal to (x) the number of additional shares of Newmark Common Stock so issued divided by (y) the Exchange Ratio as of immediately prior to the issuance of such shares of Newmark Common Stock.

(ii) Mandatory Reinvestment by Newmark Holdings. After the Closing, in the event of any issuances of Newmark Holdings Limited Partnership Interests pursuant to the participation plan of Newmark Holdings, as such plan is amended from time to time, unless otherwise determined by the Newmark Board, (A) Newmark Holdings shall contribute, directly or indirectly through its Subsidiaries, the net proceeds, if any, received in respect of such issuance to Newmark Opco and (B) Newmark Opco shall issue to Newmark Holdings a Newmark Opco Limited Partnership Interest consisting of a number of Newmark Opco Units equal to (x) the number of additional Newmark Holdings Units underlying such Newmark Holdings Limited Partnership Interests so issued multiplied by (y) the Newmark Holdings Ratio as of immediately prior to the issuance of such Newmark Holdings Limited Partnership Interests.

(iii) Voluntary Reinvestment by Newmark. After the Closing, Newmark may elect to have a member of the Newmark Inc. Group purchase from Newmark Opco a number of Newmark Opco Units for a price equal to the Newmark Per Unit Price for each Newmark Opco Unit. Such member of the Newmark Inc. Group may use cash and/or other assets to make such purchases. In the event that non-cash consideration is used to make such purchases, the value of the aggregate non-cash consideration shall be determined in good faith by the general partner of Newmark Opco taking into account, if relevant, the acquisition cost thereof.

(iv) Voluntary Reinvestment by Newmark Holdings. After the Closing, Newmark Holdings may elect to have a member of the Newmark Holdings Group purchase from Newmark Opco a number of Newmark Opco Units for a price equal to the Newmark Per Unit Price for each Newmark Opco Unit. Such member of the Newmark Holdings Group may use cash and/or other assets to make such purchases. In the event that non-cash consideration is used to make such purchases, the value of the aggregate non-cash consideration shall be determined in good faith by the general partner of Newmark Opco taking into account, if relevant, the acquisition cost thereof.

(b) Co-Investment Rights. (i) In the event of any issuance of Newmark Opco Units to any member of the Newmark Inc. Group pursuant to Section 6.11(a)(i) or Section 6.11(a)(iii) or to any member of the BGC Partners Inc. Group pursuant to Section 6.12(a) (the member of the Newmark Group or BGC Partners Inc. Group receiving such Newmark Opco Units, the “Receiving Party”), Cantor shall have the right (the “Purchase Right”) to cause any member of the Newmark Holdings Group (such Person designated by Cantor, the “Purchase Right Party”) to acquire and be issued, on the terms and subject to the conditions set forth in this Section 6.11(b), an aggregate number of additional Newmark Opco Units that would restore the Newmark Opco Percentage Interest that the Cantor Group indirectly holds through the Newmark Holdings Group to that which it held immediately prior to such issuance to the Receiving Party (assuming for purposes of this calculation that (A) the Purchase Right were exercised and the related sale were closed immediately after the related issuance of the applicable Newmark Opco Units to the Receiving Party and (B) the Purchase Right Party shall have been issued any Newmark Opco Units for which such Purchase Right Party shall be entitled to receive pursuant to any exercised, but not yet closed, outstanding Election; provided, however, that, if such other Election shall not close in accordance with this Section 6.11(b) prior to the closing of this Purchase Right, the calculation shall be re-calculated excluding such Election). In any exercise of a Purchase Right, the Purchase Right Party may elect to acquire less than the aggregate number of additional Newmark Opco Units that such Purchase Right Party shall be entitled to purchase pursuant to such Purchase Right (in which case, the Purchase Right with respect to the unexercised portion of the additional Newmark Opco Units shall survive and continue in effect on the terms contemplated by this Section 6.11(b)).

(ii) In the event of the approval or authorization of any issuance of Newmark Opco Units to the Receiving Party that shall give rise to the Purchase Right in accordance with this Section 6.11(b), the general partner of Newmark Opco shall promptly provide separate written notice thereof (but in any event no later than three (3) Business Days prior to the issuance thereof unless waived by the applicable Purchase Right Party), to Newmark Holdings, which notice shall state the number of Newmark Opco Units issuable to such Purchase Right Party, the date of issuance and the Newmark Per Unit Price payable by the Purchase Right Party (which shall equal the Newmark Per Unit Price paid by the Receiving Party) (the “Notice”).

(iii) In the event that Cantor elects to exercise its Purchase Right (an “Election”), Cantor shall deliver a written notice of exercise to Newmark Opco on or prior to ten (10) days after the related issuance of Newmark Opco Units to the Receiving Party, which notice of exercise shall include (A) an irrevocable commitment by the Purchase Right Party to purchase as promptly as practicable an amount of Newmark Opco Units equal to the amount specified in the Notice (or, if Cantor shall so elect, an irrevocable commitment to purchase an amount of Newmark Opco Units less than that amount specified in the Notice) at the Newmark Per Unit Price specified in the Notice; (B) a statement detailing which Purchase Right Party member(s) will purchase the Newmark Opco Units (and, if more than one Purchase Right Party member shall purchase such Newmark Opco Units, a statement including the amounts that each such Purchase Right Party member shall purchase); and (C) a guarantee by Newmark Holdings of the obligations of the Purchase Right Party to complete the purchase and pay the Purchase Consideration therefor. The irrevocable commitment and the issuance of the additional Newmark Opco Units pursuant to the Purchase Right will be conditioned upon the closing of the related issuance of Newmark Opco Units to the Receiving Party, the absence of any injunction, order, law, regulation or similar matter that prohibits the consummation of such issuance and the receipt of all Governmental Approvals (including any self-regulatory approvals) that shall be required for the applicable Purchase Right Party to acquire the Newmark Opco Units; provided, however, that any such purchase shall close no later than one hundred twenty (120) days following the Election to exercise the Purchase Right. At the closing of the Purchase Right, (x) the Purchase Right Party shall pay to Newmark Opco an amount in cash and/or other assets equal to the product of the Newmark Per Unit Price specified in the Notice and the number of Newmark Opco Units being issued to such Purchase Right Party’s Group pursuant to the exercise of such Purchase Right (the “Purchase Consideration”) and (y) in exchange therefor Newmark Opco shall issue the applicable number of Newmark Opco Units. In the event that non-cash consideration is used to make such purchases, the value of the aggregate non-cash consideration shall be determined in good faith by the Audit Committee of the Newmark Board, taking into account, if relevant, the acquisition cost thereof.

(iv) In the event that Newmark Opco shall: (A) pay a dividend on Newmark Opco Interests in the form of Newmark Opco Units or make a distribution on Newmark Opco Interests in the form of Newmark Opco Units; (B) subdivide the outstanding Newmark Opco Units into a greater number of Newmark Opco Units; (C) combine the outstanding Newmark Opco Units into a smaller number of Newmark Opco Units; (D) make a distribution on Newmark Opco Interests in limited partnership interests other than Newmark Opco Units; or (E) issue by reclassification of the outstanding Newmark Opco Units any limited partnership interests, then the Newmark

Opco Units issuable pursuant to each outstanding and unexercised Purchase Right immediately prior to such action (including any Purchase Right for which a notice of exercise shall have been delivered but shall not close prior to such action) shall be adjusted so that the applicable Purchase Right Party that thereafter elects to exercise, or closes, such Purchase Right in accordance with this Section 6.11 shall receive the number of Newmark Opco Units or other limited partnership interests that it would have owned immediately following such action if it had exercised such Purchase Right in full, and been issued the Newmark Opco Units underlying the Purchase Right, immediately prior to such action.

(c) Concurrent Issuance of Newmark Holdings Exchangeable Limited Partner Units upon Reinvestment by the Newmark Holdings Group. Concurrently with the issuance of Newmark Opco Units to the Purchase Right Party pursuant to Section 6.11(b), Cantor or any member of the Cantor Group designated by Cantor shall contribute to Newmark Holdings the Purchase Consideration, and in exchange therefor, subject to Section 6.11(d), simultaneously with the issuance of Newmark Opco Units to the Purchase Right Party pursuant to Section 6.11(b), Newmark Holdings shall issue to Cantor or the designated member of the Cantor Group, a Newmark Holdings Exchangeable Limited Partnership Interest consisting of a number of Newmark Holdings Exchangeable Limited Partner Units equal to (i) the number of Newmark Opco Units issued to the Purchase Right Party divided by (ii) the Newmark Holdings Ratio as of immediately prior to the issuance of such Newmark Opco Units; provided, however, that no fractional Newmark Holdings Unit shall be issued in connection with such issuance (unless otherwise determined by Newmark Holdings) and, in lieu thereof, Newmark Holdings shall pay cash to Cantor or the designated member of the Cantor Group who otherwise would have received such fractional Newmark Holdings Unit based on the Newmark Per Unit Price.

(d) No Fractional Units or Shares. Notwithstanding anything to the contrary herein, Newmark Opco, Newmark Holdings and Newmark shall not transfer or issue any fractional Newmark Opco Units, Newmark Holdings Units or Newmark Common Stock, as the case may be (unless otherwise determined by Newmark Opco, Newmark Holdings or Newmark, as the case may be), and, except as set forth in Section 4.04 or otherwise determined by Newmark Opco, Newmark Holdings or Newmark, as the case may be, shall deliver in lieu thereof cash to the Person who otherwise would have received such fractional Newmark Opco Unit, Newmark Holdings Unit, or Newmark Common Stock, as the case may be, based on the Newmark Per Unit Price or Newmark Current Market Price, as the case may be.

(e) BGC Partners Contribution of Newmark Opco Units Prior to the Distribution. Prior to the Distribution, to the extent that BGC Partners receives any Newmark Opco Units as a result of any exchange of Newmark Holdings Units pursuant to the BGC Holdings Limited Partnership Agreement or as a result of any contribution or purchase by BGC Partners pursuant to Section 6.12(a), then, in each case, BGC Partners will contribute such Newmark Opco Units to Newmark in exchange for a number of newly issued shares of Newmark Common Stock equal to the number of Newmark Opco Units being contributed multiplied by the Exchange Ratio.

Section 6.12 Reinvestments by BGC Partners Prior to the Distribution.

(a) In light of the fact that, after the Closing and prior to the Distribution, the Partnership Divisions shall have occurred but the Distribution shall not have occurred, the Parties agree that Section 4.11(a)(i) and Section 4.11(a)(iii) of the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners, BGC U.S. Opco, BGC Global Opco and BGC Holdings, shall be amended to provide as follows solely for the period of time following the Closing and prior to the Distribution (and any capitalized terms used but not defined in such Section 4.11(a)(i) and Section 4.11(a)(iii), as hereby amended, shall have the meanings set forth in this Agreement):

(i) Mandatory Reinvestment by BGC Partners. In the event of any issuance of shares of BGC Partners Common Stock (including any issuance in connection with a merger or other acquisition by BGC Partners, but excluding any issuance of shares of BGC Partners Common Stock upon exchange of a combination of BGC Holdings Exchangeable Limited Partnership Interests and Newmark Holdings Exchangeable Limited Partner Interests as set forth in the BGC Holdings Limited Partnership Agreement), unless otherwise determined by the BGC Partners Board, BGC Partners shall contribute, directly or indirectly through its Subsidiaries, the net proceeds or other property received in respect of such issuance to the BGC Opcos and to Newmark Opco. In exchange for such contributions: (A) BGC U.S. Opco shall issue to BGC Partners a BGC U.S. Opco Limited Partnership Interest consisting of a number of BGC U.S. Opco Units equal to (1) the number of additional shares of BGC Partners Common Stock so issued multiplied by (2) the BGC Partners Ratio as of immediately prior to the issuance of such shares of BGC Partners Common Stock; (B) BGC Global Opco shall issue to BGC Partners a BGC Global Opco Limited Partnership Interest consisting of a number of BGC Global Opco Units equal to (1) the number of additional shares of BGC Partners Common Stock so issued multiplied by (2) the BGC Partners Ratio as of immediately prior to the issuance of such shares of BGC Partners Common Stock; and (C) Newmark Opco shall issue to BGC Partners a Newmark Opco Limited Partnership Interest consisting of a number of Newmark Opco Units equal to (x) the number of additional shares of BGC Partners Common Stock so issued divided by (y) the Exchange Ratio as of immediately prior to the issuance of such shares of BGC Partners Common Stock multiplied by (z) the Distribution Ratio as of immediately prior to the issuance of such shares of BGC Partners Common Stock. The amount of the net proceeds or other property that shall be contributed by BGC Partners to Newmark Opco pursuant to the foregoing shall be equal to the Newmark Per Unit Price multiplied by the number of Newmark Opco Units issued to BGC Partners (it being understood that the BGC Partners Board shall have the right to make any equitable adjustment to the amount contributed to Newmark Opco, on the one hand, and the BGC Opcos, on the other hand, if any event shall occur that shall warrant such adjustment). The remainder of the net proceeds or other property shall be contributed by BGC Partners to the BGC Opcos, with the proportion contributed to BGC U.S. Opco, on the one hand, and BGC Global Opco, on the other hand, based on BGC Partners’ reasonable judgment as to the proportion of the total fair value, as of the date of issuance of the BGC U.S. Opco Limited Partnership Interest and the BGC Global Opco Limited Partnership Interest pursuant to this Section 6.12(a)(i), represented by BGC U.S. Opco, on the one hand, and BGC Global Opco, on the other hand, as of such date.

(ii) Voluntary Reinvestment by BGC Partners. BGC Partners (with the consent of the BGC Partners Board) may elect to have a member of the BGC Partners Inc. Group purchase from the BGC Opcos an equal number of BGC U.S. Opco Units and BGC Global Opco Units for a price equal to the BGC Per Unit Price for each set of one BGC U.S. Opco Unit and one BGC Global Opco Unit. If BGC Partners or any member of the BGC Partners Inc. Group exercises such right, unless otherwise determined by the BGC Partners Board, BGC Partners or the member of the BGC Partners Inc. Group exercising such right shall also purchase a number of Newmark Opco Units equal to (A) the number of BGC U.S. Opco Units that it purchased pursuant to the prior sentence multiplied by (B) the Distribution Ratio as of immediately prior to such purchase, divided by (C) the Exchange Ratio, for a price per Newmark Opco Unit equal to the Newmark Per Unit Price. Such member of the BGC Partners Inc. Group may use cash and/or other assets to make such purchases. In the event that non-cash consideration is used to make such purchases, the value of the aggregate non-cash consideration shall be determined in good faith by the general partner of BGC U.S. Opco, the general partner of BGC Global Opco and the general partner of Newmark Opco, as the case may be, taking into account, if relevant, the acquisition cost thereof. BGC Partners shall determine the proportion of the amount that it receives for such purchase that shall be paid to BGC U.S. Opco, on the one hand, and BGC Global Opco, on the other hand. Such determination shall be based on BGC Partners’ reasonable judgment as to the proportion of the total fair value, as of the date of issuance of the BGC U.S. Opco Limited Partnership Interest and BGC Global Opco Limited Partnership Interest pursuant to this Section 6.12(a)(ii), represented by BGC U.S. Opco or BGC Global Opco, respectively, as of such date.

(b) In light of the fact that, after the Closing and prior to the Distribution, the Partnership Divisions shall have occurred but the Distribution shall not have occurred, the Parties agree that all references to “Per Unit Price” set forth in the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners, BGC U.S. Opco, BGC Global Opco and BGC Holdings, shall refer to the BGC Per Unit Price as defined in this Agreement solely for the period of time following the Closing and prior to the Distribution.

Section 6.13 Dividends by Newmark.

(a) It is currently expected that the Newmark Board will authorize a dividend policy that will provide that Newmark will pay a dividend to the holders of Newmark Common Stock on a quarterly basis, starting with the first full fiscal quarter following the IPO, with such dividend to be calculated based on Newmark’s “post-tax Adjusted Earnings per fully diluted share” for the year that includes such quarter, as determined by Newmark and as described in the IPO Registration Statement.

(b) It is currently expected that Newmark’s aggregate quarterly dividends to the holders of Newmark Common Stock for a year will be equal to or less than 25% of Newmark’s “post-tax Adjusted Earnings per fully diluted share” for such year, as described in the IPO Registration Statement. The declaration, payment, timing and amount of any dividend payable by Newmark will be at the discretion of the Newmark Board; provided that any dividend by Newmark to the holders of Newmark Common Stock that would result in the dividends for a year exceeding 25% of Newmark’s “post-tax Adjusted Earnings per fully diluted share” for such year shall require the consent of the holder of a majority of the Newmark Holdings Exchangeable Limited Partnership Interests.

Section 6.14 Adjustments to the Exchange Ratio.

(a) Initial Exchange Ratio. The initial Exchange Ratio as of immediately following the IPO shall be one.

(b) Adjustment for Reinvestment Cash. If, in any fiscal quarter, there is Reinvestment Cash for such fiscal quarter, then, the Exchange Ratio will be adjusted so that, following such adjustment, but subject to any other further adjustment as a result of Section 6.14(c), the Exchange Ratio shall equal (i) the number of outstanding shares of Newmark Common Stock as of immediately prior to such adjustment, divided by (ii) the sum of (A) the number of outstanding shares of Newmark Common Stock as of immediately prior to such adjustment, plus (B) the Adjustment Factor for such fiscal quarter plus (C) the sum of the aggregate Adjustment Factors for all prior fiscal quarters following the IPO. Newmark shall determine the particular date in which any adjustment to the Exchange Ratio in respect of a particular fiscal quarter shall occur, taking into account the precise timing of any distributions by Newmark Holdings and Newmark in respect of such fiscal quarter.

(c) Anti-Dilution and Other Equitable Adjustments.

(i) If Newmark shall: (A) pay a dividend in the form of shares of Newmark Common Stock or make a distribution on shares of Newmark Common Stock in the form of shares of Newmark Common Stock; (B) subdivide the outstanding shares of Newmark Common Stock into a greater number of shares; (C) combine the outstanding shares of Newmark Common Stock into a smaller number of shares, or (D) take any other action such that the Newmark Ratio shall change in such a manner that is disproportionate from the change, if any, in the Newmark Holdings Ratio that shall occur at the same time, then the Exchange Ratio shall be equitably adjusted in such manner as determined by Newmark so as to preserve the economic value of the exchange of the Newmark Holdings Exchange Right following such action.

(ii) If Newmark shall: (A) make a distribution on shares of Newmark Common Stock in shares of its share capital (other than Newmark Common Stock) or in shares of a Subsidiary; or (B) issue by reclassification of the outstanding shares of Newmark Common Stock any shares of its share capital (other than Newmark Common Stock) or in shares of a Subsidiary, then in each case, the Exchange Ratio in effect immediately prior to such action shall be equitably adjusted in such manner as determined by Newmark so as to preserve the economic value of the exchange of the Newmark Holdings Exchange Right following such action.

(iii) In the event of (A) any reclassification or change of shares of Newmark Common Stock issuable upon exchange of the Exchange Right Units (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 6.14(c)(i) or 6.14(c)(ii)); (B) any consolidation or merger or combination to which Newmark is a party other than a merger in which Newmark is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Newmark Common Stock; or (C) any sale, transfer or other disposition of all or substantially all of the assets of Newmark, directly or indirectly, to any Person as a result of which holders of Newmark Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for Newmark Common Stock, then Newmark shall take all necessary action such that the Newmark Holdings Exchange Right Units then outstanding shall be exchangeable into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale, transfer or other disposition by a holder of the number of shares of Newmark Common Stock deliverable upon exchange of such Newmark Holdings Exchange Right Units immediately prior to such reclassification, change, combination, consolidation, merger, sale, transfer or other disposition. The provisions of this Section 6.14(c)(iii) shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.

(iv) If Newmark Holdings shall: (A) pay a distribution in the form of Newmark Holdings Exchange Right Units or make a distribution on Newmark Holdings Exchange Right Units in the form of Newmark Holdings Exchange Right Units; (B) subdivide the outstanding Newmark Holdings Exchange Right Units into a greater number of Newmark Holdings Exchange Right Units; (C) combine the outstanding Newmark Holdings Exchange Right Units into a smaller number of Newmark Holdings Exchange Right Units or (D) take any other action such that the Newmark Holdings Ratio shall change in such a manner that is disproportionate from the change, if any, in the Newmark Ratio that shall occur at the same time, then the Exchange Ratio in effect immediately prior to such action shall be equitably adjusted in such manner as determined by Newmark so as to preserve the economic value of the exchange of the Newmark Holdings Exchange Right following such action.

(v) If Newmark Holdings shall make a distribution on Newmark Holdings Exchange Right Units in equity of Newmark Opco or other subsidiary of Newmark Holdings, then the Exchange Ratio in effect immediately prior to such action shall be equitably adjusted in such manner as determined by Newmark so as to preserve the economic value of the exchange of the Newmark Holdings Exchange Right following such action.

Section 6.15 Use of Reinvestment Cash. Unless otherwise agreed by the holder of a majority of the Newmark Holdings Exchangeable Limited Partnership Interests, in the event that there shall be any positive Reinvestment Cash in any fiscal quarter, Newmark shall contribute such Reinvestment Cash as a capital contribution with respect to its then-existing Limited Partnership Interest in Newmark Opco.

Section 6.16 Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any indemnity payment required by this Agreement to the extent relating to or arising out of the Separation (including the Partnership Divisions and the Newmark Inc. Contribution) or the Distribution (other than payments with respect to interest accruing after the relevant transaction) as either, as applicable, (i) a distribution by BGC U.S. Opco to its partners pursuant to the Opco Partnership Distribution, followed by a contribution by such partners to Newmark Opco pursuant to the Opco Partnership Contribution, (ii) a contribution by BGC Holdings to Newmark Holdings, (iii) a contribution by BGC Partners to Newmark Opco, (iv) a distribution by Newmark Opco to the partners of BGC U.S. Opco, followed by a contribution by such partners to BGC U.S. Opco, (v) a distribution by Newmark Holdings to BGC Holdings or (vi) a distribution by Newmark to BGC Partners, as the case may be, in each case, to the extent such payment is made after the Opco Partnership Contribution, the Holdings Partnership Distribution or the Distribution, as applicable, and such payment shall be treated as occurring immediately prior to the Opco Partnership Contribution, the Holdings Partnership Distribution or the Distribution, as applicable, or as a payment of an assumed or retained Liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by Applicable Law.

ARTICLE VII

INTERIM OPERATIONS AND INSURANCE

Section 7.01 Financial Covenants. Newmark agrees that, for so long as BGC Partners is required to consolidate the results of operations and financial position of Newmark and any other members of the Newmark Group or to account for its investment in Newmark or any other member of the Newmark Group under the equity method of accounting (determined in accordance with U.S. GAAP consistently applied and consistent with SEC reporting requirements):

(a) Disclosure and Financial Controls. Newmark will, and will cause each other member of the Newmark Group to, maintain, as of and after the IPO Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; Newmark will, and will cause each other member of the Newmark Group to maintain, as of and after the IPO Closing Date internal systems and procedures that will provide reasonable assurance that (A) Newmark’s annual and quarterly financial statements are reliable and timely prepared in accordance with U.S. GAAP and Applicable Law, (B) all transactions of members of the Newmark Group are recorded as necessary to permit the preparation of Newmark’s annual and quarterly financial statements, (C) the receipts and expenditures of members of the Newmark Group are authorized at the appropriate level within Newmark and (D) unauthorized use or disposition of the assets of any member of the Newmark Group that could have material effect on Newmark’s annual and quarterly financial statements is prevented or detected in a timely manner.

(b) Fiscal Year. Newmark will, and will cause each member of the Newmark Group organized in the United States to, maintain a fiscal year that commences and ends on the same calendar days as BGC Partners’ fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as BGC Partners’ monthly accounting periods commence and end.

(c) Monthly Financial Reports. No later than eight (8) Business Days after the end of each month (including the last month of BGC Partners’ fiscal year), Newmark will deliver to BGC Partners a consolidated income statement and, if requested by BGC Partners, income statements for each Affiliate of Newmark which is consolidated with Newmark, for such period. Newmark will also deliver to BGC Partners a consolidated balance sheet and statement of cash flows for Newmark for such period and, if requested, balance sheets and statements of cash flow for each Affiliate of Newmark which is consolidated with Newmark, no later than ten (10) Business Days after the end of each monthly accounting period of Newmark (including the last monthly accounting period of Newmark of each fiscal year). The income statements, balance sheets and statements of cash flows will be in such format and detail as BGC Partners may request. As long as BGC Partners is required to consolidate the results of operations and financial position of Newmark in its financial statements, the information supporting such statements shall be submitted electronically for inclusion in BGC Partners’ financial reporting systems by such date to permit timely preparation of BGC Partners’ consolidated financial statements. In addition, if Newmark makes adjustments or other corrections to such financial information, adjustments or other corrections will be delivered by Newmark to BGC Partners as soon as practicable, and in any event within eight (8) hours thereafter.

(d) Quarterly and Annual Financial Statements. Newmark shall establish a disclosure committee for the purposes of review and approval of Newmark’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K and other significant filings with the SEC prior to the filing of such documents. BGC Partners will have sole discretion to select up to three (3) of its employees to participate in all meetings of such committee for the purpose of reviewing the consistency of such documents with similar documents or other disclosures of BGC Partners. Distribution of documents by Newmark for review by BGC Partners should be made at the time such documents are distributed to the Newmark participants and should provide a reasonable period for review prior to the applicable meeting. The management of Newmark shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein. Newmark will cause each of its principal executive and principal financial officers to sign and deliver to BGC Partners the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and will include the certifications in Newmark’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K.

(e) Conformance with BGC Partners Financial Presentation. All information provided by any Newmark Group member to BGC Partners or filed with the SEC pursuant to Section 7.01(c) and Section 7.01(d) will be consistent in terms of format and detail and otherwise with BGC Partners’ policies with respect to the application of U.S. GAAP and practices in effect on the IPO Closing Date with respect to the provision of such financial information by such Newmark Group member to BGC Partners, with such changes therein as may be required by U.S. GAAP or requested by BGC Partners from time to time consistent with changes in such accounting principles and practices.

(f) Budgets and Financial Projections. Newmark will, as promptly as practicable, deliver to BGC Partners copies of all annual budgets and periodic financial projections (consistent in terms of format and detail and otherwise required by BGC Partners) relating to Newmark on a consolidated basis and will provide BGC Partners an opportunity to meet with management of Newmark to discuss such budgets and projections. Newmark will continue to provide to BGC Partners projections on a monthly basis consistent with past practices, including income, cash flow and operating indicators, as well as capital expenditure detail on a quarterly basis. Such projections will be submitted electronically for inclusion in BGC Partners’ management reporting systems.

(g) Other Information. With reasonable promptness, Newmark will deliver to BGC Partners such additional financial and other information and data with respect to the Newmark Group and its business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by BGC Partners.

(h) Press Releases and Similar Information. Newmark will consult with BGC Partners as to the timing of Newmark’ s quarterly earnings releases and any interim financial guidance for a current or future period and will give BGC Partners the opportunity to review the information therein relating to the Newmark Group and to comment thereon. BGC Partners and Newmark will make reasonable efforts to coordinate the issuance of their respective quarterly earnings releases, which are generally expected to occur within one (1) Business Day of each other. No later than five (5) days prior to the time and date that Newmark intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, Newmark will deliver to BGC Partners copies of drafts of all press releases and other statements to be made available by any member of the Newmark Group to its employees or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Newmark Group member. No later than four (4) hours prior to the time and date that Newmark intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, Newmark will deliver to BGC Partners copies of substantially final drafts of all press releases and other statements to be made available by any member of the Newmark Group to its employees or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Newmark Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, Newmark will consult with BGC Partners regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Newmark will deliver to BGC Partners copies of final drafts of all press releases and other public statements.

(i) Cooperation on BGC Partners Filings. Newmark will cooperate fully, and cause Newmark’s independent certified public accountants (“Newmark’s Auditors”) to cooperate fully, with BGC Partners to the extent requested by BGC Partners in the preparation of BGC Partners’ public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by BGC Partners with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “BGC Partners Public Filings”). Newmark is responsible for the preparation of its financial statements in accordance with BGC Partners’ policies with respect to the application of U.S. GAAP and shall indemnify BGC Partners for any liabilities it shall incur with respect to inaccuracy of such statements. As long as BGC Partners is required to consolidate the results of operations and financial position of Newmark in its financial statements, Newmark will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in BGC Partners’ filings with the SEC. Such information and the timing thereof will be consistent with the BGC Partners financial statement processes in place prior to the Closing. Newmark also agrees to provide to BGC Partners all other information that BGC Partners reasonably requests in connection with any BGC Partners Public Filings or that, in the judgment of BGC Partners’ legal department, is required to be disclosed or incorporated by reference therein under any Applicable Law. Newmark will provide such information in a timely manner on the dates requested by BGC Partners (which may be earlier than the dates on which Newmark otherwise would be required hereunder to have such information available) to enable BGC Partners to prepare, print and release all BGC Partners Public Filings on such dates as BGC Partners will determine but in no event later than as required by Applicable Law. Newmark will use its commercially reasonable efforts to cause Newmark’s Auditors to consent to any reference to them as experts in any BGC Partners Public Filings required under any Applicable Law. If and to the extent requested by BGC Partners, Newmark will diligently and promptly review all drafts of such BGC Partners Public Filings and prepare in a diligent and timely fashion any portion of such BGC Partners Public Filing pertaining to Newmark. Newmark management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by Newmark. Prior to any printing or public release of any BGC Partners Public Filing, an appropriate executive officer of Newmark will, if requested by BGC Partners, certify that the information relating to any Newmark Group member in such BGC Partners Public Filing is accurate, true, complete and correct in all material respects. Unless required by Applicable Law, Newmark will not publicly release any financial or other information which conflicts with the information with respect to any Newmark Group member that is included in any BGC Partners Public Filing without BGC Partners’ prior written consent. Prior to the release or filing thereof, BGC Partners will provide Newmark with a draft of any portion of a BGC Partners Public Filing containing information relating to the Newmark Group and will give Newmark an opportunity to review such information and comment thereon; provided that BGC Partners will determine in its sole discretion the final form and content of all BGC Partners Public Filings.

(j) Newmark’s requirements under this Section 7.01 will continue until the reporting for all financial statement periods during which BGC Partners was required to consolidate the results of operations and financial position of Newmark and any other members of the Newmark Group or to account for its investment in Newmark or any other member of the Newmark Group under the equity method of accounting (determined in accordance with U.S. GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if Newmark ceases to be a consolidated subsidiary or equity method affiliate of BGC Partners on September 30, Newmark’s obligations with regard to information required for BGC Partners’ Annual Report Form 10-K for the year ended December 31 will remain in effect until such Annual Report Form 10-K has been filed.

Section 7.02 Other Covenants.

(a) For so long as BGC Partners beneficially owns at least 50% of the total voting power of Newmark’s outstanding capital stock entitled to vote in the election of the Newmark Board:

(i) Newmark will not (and will cause the other members of the Newmark Group to not), without the prior written consent of BGC Partners (which BGC Partners may withhold in its sole discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of BGC Partners to freely sell, transfer, assign, pledge or otherwise dispose of shares of Newmark Common Stock or would restrict or limit the rights of any transferee of BGC Partners as a holder of Newmark Common Stock. Without limiting the generality of the foregoing, Newmark will not (and will cause the other members of the Newmark Group to not), without the prior written consent of BGC Partners (which BGC Partners may withhold in its sole discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, BGC Partners as a Newmark stockholder either (A) solely as a result of the amount of Newmark Common Stock owned by BGC Partners or (B) in a manner not applicable to Newmark stockholders generally.

(ii) To the extent that BGC Partners is a party to any Contract that provides that certain actions or inactions of Affiliates of BGC Partners (which for purposes of such Contract includes any member of the Newmark Group) may result in BGC Partners being in breach of or in default under such Contract and BGC Partners has advised Newmark of the existence, and has furnished Newmark with copies, of such Contract (or the relevant portions thereof), Newmark will not take or fail to take, as applicable, and Newmark will cause the other members of the Newmark Group not to take or fail to take, as applicable, any actions that reasonably could result in BGC Partners being in breach of or in default under any such Contract. The Parties acknowledge and agree that from time to time BGC Partners may in good faith (and not solely with the intention of imposing restrictions on Newmark pursuant to this covenant) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Affiliates of BGC Partners (which may include members of the Newmark Group) may result in BGC Partners being in breach of or in default under such Contracts. In such event, provided BGC Partners has notified Newmark of such additional Contracts or amendments to existing Contracts, Newmark will not thereafter take or fail to take, as applicable, and Newmark will cause the other members of the Newmark Group not to take or fail to take, as applicable, any actions that reasonably could result in BGC Partners being in breach of or in default under any such additional Contracts or amendments to existing Contracts. BGC Partners acknowledges and agrees that Newmark will not be deemed in breach of this Section 7.02(a)(ii) to the extent that, prior to being notified by BGC Partners of an additional Contract or an amendment to an existing Contract pursuant to this Section 7.02(a)(ii), a Newmark Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 7.02(a)(ii) had such action(s) or inaction(s) occurred after such notification, provided that Newmark does not, after notification by BGC Partners, take any further action or fail to take any action that contributes further to such breach or default. Newmark agrees that any Information provided to it pursuant to this Section 7.02(a)(ii) will constitute Covered Information of BGC Partners that is subject to Newmark’s obligations under Section 6.05.

(iii) Newmark will not (and will cause the other members of the Newmark Group to not), without the prior written consent of BGC Partners (which BGC Partners may withhold in its sole discretion),, directly or indirectly, (A) acquire any other businesses or assets or dispose of any of its own assets, in each case with an aggregate value for all such transactions in excess of $100 million, or (B) acquire or agree to acquire any share, shares or other interest in any Person, whether by way of a purchase of stock or securities, contributions to capital or otherwise, or the loaning of any funds to third parties, in each case, in excess of $100 million in the aggregate.

(iv) Newmark will not (and will cause the other members of the Newmark Group to not), without the prior written consent of BGC Partners (which BGC Partners may withhold in its sole discretion), directly or indirectly, (A) incur any Indebtedness , other than, subject to clause (B) below, any Indebtedness in excess of $50 million in the aggregate, other than any Indebtedness incurred by Newmark or any member of the Newmark Group, some or all of the proceeds of which are used to repay the BGC Partners-BGC U.S. Opco Other Debt Notes pursuant to Section 3.05, repay the Term Loan Credit Agreement or repay the Acquisition Term Loans under the Revolving Credit Agreement; or (B) incur any Indebtedness if the incurrence of such Indebtedness would cause BGC Partners to be in breach of or in default under any Contract the existence of which BGC Partners has advised Newmark, or if the incurrence of such Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial BGC Partners Indebtedness.

(b) For so long as BGC Partners beneficially owns shares of Newmark capital stock constituting “control” within the meaning of Section 368(c) of the Code, without the prior written consent of BGC Partners (which it may withhold in its sole discretion):

(i) Newmark will not issue any shares of Newmark capital stock or any rights, warrants or options to acquire Newmark capital stock (including securities convertible into or exchangeable for Newmark capital stock), if after giving effect to such issuances and considering all of the shares of Newmark capital stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), BGC Partners could, at any time prior to the Distribution, (A) beneficially own (x) less than 82% of the total voting power of the outstanding shares of Newmark Common Stock entitled to vote in the election of the Newmark Board or (y) less than 82% of the outstanding shares of any class of Newmark capital stock not entitled to vote in the election of the Newmark Board, or (B) otherwise fail to have “control” of Newmark within the meaning of Section 368(c) of the Code;

(ii) Newmark will not issue any shares of Newmark capital stock in respect of any Newmark Holdings Exchangeable Limited Partnership Interests;

(iii) Newmark will not, and will not permit any other member of the Newmark Group to, take any action or fail to take any action that could reasonably be expected to prevent the Newmark Inc. Contribution and the Distribution from qualifying as a tax-free transaction to Newmark, BGC Partners and BGC Partners’ stockholders for U.S. federal income tax purposes.

(c) For so long as BGC Partners beneficially owns shares of Newmark capital stock satisfying the stock ownership requirements set forth in Section 1504 of the Code, without the prior written consent of BGC Partners (which it may withhold in its sole discretion), Newmark will not issue any shares of Newmark capital stock or any rights, warrants or options to acquire Newmark capital stock (including securities convertible into or exchangeable for Newmark capital stock), if after giving effect to such issuances and considering all of the shares of Newmark capital stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), BGC Partners could, at any time prior to the Distribution, (i) fail to beneficially own shares of Newmark capital stock satisfying the stock ownership requirements set forth in Section 1504 of the Code or (ii) otherwise not be permitted to treat any member of the Newmark Group as members of the “affiliated group” (within the meaning of Section 1504 of the Code) of which BGC Partners is the common parent.

Section 7.03 Auditors and Audits; Annual Financial Statements and Accounting. Newmark agrees that, for so long as BGC Partners is required to consolidate the results of operations and financial position of Newmark and any other members of the Newmark Group or to account for its investment in Newmark or any other member of the Newmark Group under the equity method of accounting (determined in accordance with U.S. GAAP consistently applied and consistent with SEC reporting requirements):

(a) Auditor. No member of the Newmark Group shall change its independent auditors without BGC Partners’ prior written consent.

(b) Audit Timing. Newmark shall use its reasonable best efforts to enable Newmark’s Auditors to complete their audit such that they will date their opinion on Newmark’s audited annual financial statements on the same date that BGC Partners’ independent certified public accountants (“BGC Partners’ Auditors”) date their opinion on BGC Partners’ audited annual financial statements (the “BGC Partners Annual Statements”), and to enable BGC Partners to meet its timetable for the printing, filing and public dissemination of the BGC Partners Annual Statements, all in accordance with Section 7.01 and as required by Applicable Law.

(c) Information Needed by BGC Partners. Newmark shall provide to BGC Partners and the BGC Partners’ Auditors on a timely basis all information that BGC Partners reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the BGC Partners Annual Statements in accordance with Section 7.01 and as required by Applicable Law. Without limiting the generality of the foregoing, Newmark will provide all required financial information with respect to the Newmark Group to Newmark’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Newmark’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to BGC Partners’ Auditors with respect to information to be included or contained in the BGC Partners Annual Statements.

(d) Access to Newmark Auditors. Newmark shall authorize Newmark’s Auditors to make available to BGC Partners’ Auditors both the personnel who performed, or are performing, the annual audit of Newmark and work papers related to the annual audit of Newmark, in all cases within a reasonable time prior to Newmark’s Auditors’ opinion date, so that BGC Partners’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Newmark’s Auditors as it relates to BGC Partners’ Auditors’ report on BGC Partners’ statements, all within sufficient time to enable BGC Partners to meet its timetable for the printing, filing and public dissemination of the BGC Partners Annual Statements.

(e) Access to Records. If BGC Partners determines in good faith that there may be some inaccuracy in a Newmark Group member’s financial statements or deficiency in a Newmark Group member’s internal accounting controls or operations that could materially impact BGC Partners’ financial statements, at BGC Partners’ request, Newmark will provide BGC Partners’ internal auditors with access to the Newmark Group’s books and records so that BGC Partners may conduct reasonable audits relating to the financial statements provided by Newmark under this Agreement as well as to the internal accounting controls and operations of the Newmark Group.

(f) Notice of Changes. Subject to Section 7.01(g), Newmark will give BGC Partners as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Newmark’s accounting estimates or accounting principles from those in effect on the IPO Closing Date. Newmark will consult with BGC Partners and, if requested by BGC Partners, Newmark will consult with BGC Partners’ Auditors with respect thereto. Newmark will not make any such determination or changes without BGC Partners’ prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Newmark’s or BGC Partners’ financial statements as filed with the SEC or otherwise publicly disclosed therein.

(g) Accounting Changes Requested by BGC Partners. Notwithstanding Section 7.01(f), Newmark will make any changes in its accounting estimates or accounting principles that are requested by BGC Partners in order for Newmark’ s accounting practices and principles to be consistent with those of BGC Partners.

(h) Special Reports of Deficiencies or Violations. Newmark will report in reasonable detail to BGC Partners the following events or circumstances promptly after any executive officer of Newmark or any member of the Newmark Board becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Newmark’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Newmark’s internal control over financial reporting; (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (iv) any report of a material violation of Law that an attorney representing any member of the Newmark Group has formally made to any officers or directors of Newmark pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i) Newmark’s requirements under this Section 7.03 will continue until the reporting for all financial statement periods during which BGC Partners was required to consolidate the results of operations and financial position of Newmark and any other members of the Newmark Group or to account for its investment in Newmark or any other member of the Newmark Group under the equity method of accounting (determined in accordance with U.S. GAAP consistently applied and consistent with SEC reporting requirements) has been completed.

Section 7.04 Insurance Matters.

(a) During the period from the IPO Closing Date through the Distribution Date, BGC Partners will, subject to insurance market conditions and other factors beyond BGC Partners’ control, maintain, for the protection of Newmark and the other members of the Newmark Group (to the extent such members of the Newmark Group do not maintain separate policies of insurance), policies of insurance that are comparable to those maintained generally for BGC Partners and its Covered Subsidiaries during the same period. Newmark will promptly pay or reimburse BGC Partners, as the case may be, for all costs and expenses associated therewith that are allocated by BGC Partners to Newmark and its Covered Subsidiaries in accordance with BGC Partners’ practice with respect to the Transferred Business as of the IPO Closing Date. To the extent BGC Partners purchases a new type of insurance, or an amount or level of insurance not previously purchased by BGC Partners in order to protect, at least in part, Newmark or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to Newmark or any of its Covered Subsidiaries, as determined in BGC Partners’ sole discretion, shall be reimbursed by Newmark.

(b) BGC Partners and Newmark agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date. In no event shall any member of the BGC Partners Group or any BGC Partners Inc. Indemnitee, BGC Holdings Indemnitee, BGC Opco Indemnitee have liability or obligation whatsoever to any member of the Newmark Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Newmark Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(c) From and after the Distribution Date, except as otherwise agreed between BGC Partners and Newmark, neither Newmark nor any member of the Newmark Group shall have any rights to or under any of BGC Partners’ or its Affiliates’ insurance policies.

(d) BGC Partners shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Transferred Liabilities and/or claims Newmark or any member of the Newmark Group has made or could make in the future, and no member of the Newmark Group shall, without the prior written consent of BGC Partners, erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with BGC Partners’ insurers with respect to any of BGC Partners’ insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Newmark shall cooperate with BGC Partners and share such information as is reasonably necessary in order to permit BGC Partners to manage and conduct its insurance matters as it deems appropriate. Neither BGC Partners nor any of the members of the BGC Partners Group shall have any obligation to secure extended reporting for any claims under any Liability policies of BGC Partners or any member of the BGC Partners Group for any acts or omissions by any member of the Newmark Group incurred prior to the Distribution Date.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the BGC Partners Group in respect of any insurance policy or any other contract or policy of insurance.

(f) Newmark does hereby, for itself and each other member of the Newmark Group, agree that no member of the BGC Partners Group shall have any Liability whatsoever as a result of the insurance policies and practices of BGC Partners and the members of the BGC Partners Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

ARTICLE VIII

MUTUAL RELEASES; INDEMNIFICATION

Section 8.01 Release of Pre-IPO Claims.

(a) Newmark Group Release of BGC Partners Group. Except as provided in Sections 8.01(c) and 8.01(d), effective as of the IPO Closing Date, Newmark does hereby, for itself and each other member of the Newmark Group, and their respective successors and assigns, remise, release and forever discharge (i) BGC Partners and the members of the BGC Partners Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents, employees or leased employees of any member of the BGC Partners Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the IPO Closing Date are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the IPO Closing Date, directors, officers or employees of Newmark or a member of the Newmark Group, in each case from: (A) all Transferred Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the IPO or the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing on or before the IPO Closing Date (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, on or before the IPO Closing Date), in each case to the extent relating to, arising out of or resulting from the Transferred Business, the Transferred Assets or the Transferred Liabilities.

(b) BGC Partners Group Release of Newmark Group. Except as provided in Sections 8.01(c) and 8.01(d), effective as of the IPO Closing Date, BGC Partners does hereby, for itself and each other member of the BGC Partners Group and their respective successors and assigns, remise, release and forever discharge (i) Newmark and the members of the Newmark Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents, employees or leased employees of any member of the Newmark Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Excluded Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the IPO or the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing on or before the IPO Closing Date (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, or before the IPO Closing Date), in each case to the extent relating to, arising out of or resulting from the Retained Business, the Excluded Assets or the Excluded Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 8.01(a) or 8.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Contracts, arrangements, commitments or understandings that are specified in Section 6.07(b) or the applicable Schedules thereto as not to terminate as of the IPO Closing Date, in each case in accordance with its terms. Nothing contained in Section 8.01(a) or 8.01(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the BGC Partners Group or the Newmark Group that is specified in Section 6.07(b) or the applicable Schedules thereto as not to terminate as of the IPO Closing Date, or any other Liability specified in Section 6.07(b) as not to terminate as of the IPO Closing Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the IPO Closing Date;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 8.01.

In addition, nothing contained in Section 8.01(a) shall release any member of the BGC Partners Group from honoring its existing obligations to indemnify any director, officer or employee of any member of the Newmark Group who was a director, officer or employee of any member of the BGC Partners Group on or prior to the IPO Closing Date, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Transferred Liability, the Newmark Group shall indemnify the BGC Partners Group for such Liability (including BGC Partners’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VIII.

(d) No Claims. Newmark shall not make, and shall not permit any member of the Newmark Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BGC Partners or any other member of the BGC Partners Group, or any other Person released pursuant to Section 8.01(a), with respect to any Liabilities released pursuant to Section 8.01(a). BGC Partners shall not make, and shall not permit any other member of the BGC Partners Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Newmark or any other member of the Newmark Group, or any other Person released pursuant to Section 8.01(b), with respect to any Liabilities released pursuant to Section 8.01(b).

(e) Execution of Further Releases. At any time at or after the IPO Closing Date, at the request of any Party, the other Parties shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 8.01.

Section 8.02 Survival of Agreements. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Separation, the IPO and the Distribution and shall remain in full force and effect.

Section 8.03 Indemnification by the BGC Opcos. From and after the Closing Date, the BGC Opcos shall indemnify, defend and hold harmless (a) the members of the Newmark Opco Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the Newmark Opco Group), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Newmark Opco Indemnitees”), (b) the members of the Newmark Holdings Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the Newmark Holdings Group), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Newmark Holdings Indemnitees”), (c) the members of the Newmark Inc. Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the Newmark Inc. Group), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Newmark Inc. Indemnitees”), (d) the members of the BGC Holdings Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the BGC Holdings Group), and each of the heirs, executors, successors, permitted assigns of any of the foregoing (collectively, the “BGC Holdings Indemnitees”), (e) the members of the BGC Partners Inc. Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the BGC Partners Inc. Group), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “BGC Partners Inc. Indemnitees”) and (f) the members of the Cantor Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the Cantor Group), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Cantor Indemnitees”), from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication):

(i) any Excluded Liability;

(ii) any failure of any member of the BGC Partners Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii) any breach by any member of the BGC Partners Group of its covenants, obligations or agreements set forth in this Agreement or any of the Ancillary Agreements, other than the Transition Services Agreement;

(iv) except to the extent it relates to a Transferred Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the BGC Partners Group by any member of the Newmark Group that survives following the Effective Time; and

(v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the IPO Registration Statement or any Prospectus (including any amendments or supplements thereto), but only with respect to statements made explicitly in the name of a member of the BGC Partners Group (which shall include the BGC Partners Board’s reasons for the Separation) or specifically relating to the BGC Partners Group or the Retained Business.

Section 8.04 Indemnification by Newmark Opco. From and after the Closing Date, Newmark Opco shall indemnify, defend and hold harmless (a) the members of the BGC U.S. Opco Group and the members of the BGC Global Opco Group and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the members of the BGC U.S. Opco Group and BGC Global Opco Group), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “BGC Opco Indemnitees”), (b) the BGC Holdings Indemnitees, (c) the BGC Partners Inc. Indemnitees, (d) the Newmark Holdings Indemnitees, (e) the Newmark Inc. Indemnitees and (f) the Cantor Indemnitees, from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication):

(i) any Transferred Liability;

(ii) any failure of any member of the Newmark Group or any other Person to pay, perform or otherwise promptly discharge any Transferred Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii) any breach by any member of the Newmark Group of its covenants, obligations or agreements set forth in this Agreement or any of the Ancillary Agreements, other than the Transition Services Agreement and the Administrative Services Agreement;

(iv) except to the extent it relates to an Excluded Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Newmark Group by any member of the BGC Partners Group that survives following the Effective Time; and

(v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the IPO Registration Statement or any Prospectus (including any amendments or supplements thereto), other than with respect to statements made explicitly in the name of a member of the BGC Partners Group (which shall include the BGC Partners Board’s reasons for the Separation) or specifically relating to the BGC Partners Group or the Retained Business.

Section 8.05 Indemnification by Newmark. From and after the Closing Date, Newmark shall indemnify, defend and hold harmless the BGC Partners Inc. Indemnitees from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from payments made to satisfy any guarantee by a member of the BGC Partners Group to a third Person in respect of the Term Loan Credit Agreement or the Acquisition Term Loans under the Revolving Credit Agreement.

Section 8.06 Indemnification by BGC Partners. From and after the Closing Date, BGC Partners shall indemnify, defend and hold harmless the Newmark Inc. Indemnitees from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from payments made to satisfy any guarantee by a member of the Newmark Group to a third Person in respect of borrowings under the Revolving Credit Agreement other than the Acquisition Term Loans.

Section 8.07 Direct Claims. Any Indemnitee entitled to indemnification under this Agreement may seek indemnification for any Indemnifiable Loss that does not result from a Third-Party Claim by giving written notice to the indemnifying party, specifying the basis for and, if known, the aggregate amount of Indemnifiable Loss or a good faith estimate thereof for which a claim is being made under this Article VIII. Written notice to such indemnifying party of the existence of such claim shall be given by the Indemnitee as promptly as practicable after the Indemnitee first receives notice of the potential claim; provided, however, that any failure to provide such prompt notice of the event giving rise to such claim to the indemnifying party shall not affect the Indemnitee’s right to indemnification pursuant to this Article VIII or relieve the indemnifying party of its obligations under this Article VIII except to the extent that such failure results in a lack of actual notice of the event giving rise to such claim to the indemnifying party and the indemnifying party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay. Such indemnifying party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such indemnifying party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of such indemnifying party under this Section 8.07 or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such indemnifying party rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article X, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

Section 8.08 Third-Party Claims.

(a) If an Indemnitee shall receive notice of the assertion by a Third Party of any claim, or of the commencement by any Third Party of any Action, with respect to which an indemnifying party may be obligated to provide indemnification to such Indemnitee pursuant to this Article VIII (collectively, a “Third-Party Claim”), such Indemnitee shall give such indemnifying party written notice thereof as promptly as practicable thereafter; provided, however, that any failure to provide such prompt notice of the event giving rise to such claim to the indemnifying party shall not affect the Indemnitee’s right to indemnification pursuant to this Article VIII or relieve the indemnifying party of its obligations under this Article VIII except to the extent that such failure results in a lack of actual notice of the event giving rise to such claim to the indemnifying party and the indemnifying party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Indemnifiable Loss for which indemnification may be available or a good faith estimate thereof.

(b) An indemnifying party may elect (but is not required) to assume the defense of and defend, at such indemnifying party’s own expense and by such indemnifying party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 8.08(a), the indemnifying party shall notify the Indemnitee of its election whether the indemnifying party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an indemnifying party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to participate in the defense, compromise or settlement thereof, but, as long as the indemnifying party pursues such defense, compromise or settlement with reasonable diligence, the fees and expenses of such Indemnitee incurred in participating in such defense shall be paid by the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall be entitled to engage one separate counsel of its own choosing to participate in such defense, compromise or settlement.

(c) If an indemnifying party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 8.08(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the indemnifying party; provided, however, that the indemnifying party may thereafter assume the defense of and defend such Third-Party Claim upon notice to the Indemnitee (but the cost and expense of such Indemnitee in defending such Third-Party Claim incurred from the last day of the notice period under Section 8.08(b) until such date as the indemnifying party shall assume the defense of such Third-Party Claim shall be paid by the indemnifying party).

(d) If an indemnifying party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 8.08(b), and has not thereafter assumed such defense as provided in Section 8.08(c), such Indemnitee shall have the right to settle or compromise such Third-Party Claim, and any such settlement or compromise made or caused to be made of such Third-Party Claim in accordance with this Article VIII shall be binding on the indemnifying party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnitee shall not have the right to admit Liability on behalf of the indemnifying party and shall not compromise or settle a Third-Party Claim without the express prior consent of the indemnifying party (not to be unreasonably withheld or delayed); provided, however, that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee and the indemnifying party from all Liability with respect to such Third-Party Claim and does not require the indemnifying party to be subject to any non-monetary remedy.

(e) The indemnifying party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 8.08(b) or Section 8.08(c) and any such settlement or compromise made or caused to be made of such Third-Party Claim in accordance with this Article VIII shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the indemnifying party shall not have the right to admit Liability on behalf of the Indemnitee and shall not compromise or settle a Third-Party Claim in each case without the express prior consent of the Indemnitee (not to be unreasonably withheld or delayed); provided, however, that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee from all Liability with respect to such Third-Party Claim and does not require the Indemnitee to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy.

Section 8.09 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification or contribution pursuant to this Article VIII will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any Indemnifiable Loss.

Accordingly, the amount which an indemnifying party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an indemnifying party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the indemnifying party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto; it being understood that no insurer or any other third Person shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification and contribution provisions hereof) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article VIII. Notwithstanding the foregoing, an indemnifying party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement.

(c) The Parties intend that any Liability subject to indemnification or contribution pursuant to this Article VIII shall be (i) reduced to take into account the amount of any Tax benefit actually realized by the Indemnitee (or any of its Affiliates) as a result of incurring such Liability and (ii) increased to take into account any net Taxes imposed on the receipt or accrual of an Indemnity Payment in respect of such Liability.

Section 8.10 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article VIII shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article VIII) by the indemnifying party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnification and contribution provisions contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Parties to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Parties against a Third Party for such Liability, then the other Parties shall use their commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(c) Subrogation. In the event of payment by or on behalf of any indemnifying party to any Indemnitee in connection with any Third-Party Claim, such indemnifying party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such indemnifying party in a reasonable manner, and at the cost and expense of such indemnifying party, in prosecuting any subrogated right, defense or claim.

(d) Substitution. In the event of an Action in which the indemnifying party is not a named defendant, if either the Indemnitee or indemnifying party shall so request, the Parties shall use their commercially reasonable efforts to substitute the indemnifying party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the indemnifying party to manage the Action as set forth in Section 8.08 and this Section 8.10, and the indemnifying party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

Section 8.11 Right of Contribution.

(a) Contribution. If any right of indemnification contained in this Article VIII is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the indemnifying party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or Actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 8.11: (i) any fault associated with the business conducted with the Transferred Assets or Transferred Liabilities the transfer of which to the Newmark Group is delayed in accordance with Section 6.01(d) (except for the gross negligence or intentional misconduct of a member of the BGC Partners Group), or with the ownership, operation or activities of the Transferred Business prior to the Effective Time, shall be deemed to be the fault of Newmark and the other members of the Newmark Group, and no such fault shall be deemed to be the fault of BGC Partners or any other member of the BGC Partners Group; and (ii) any fault associated with the business conducted with Excluded Assets or Excluded Liabilities the transfer of which to the BGC Partners Group is delayed in accordance with Section 6.01(d) (except for the gross negligence or intentional misconduct of a member of the Newmark Group), or with the ownership, operation or activities of the Retained Business prior to the Effective Time, shall be deemed to be the fault of BGC Partners and the other members of the BGC Partners Group, and no such fault shall be deemed to be the fault of Newmark or any other member of the Newmark Group.

Section 8.12 Mitigation. Each Indemnitee claiming a right to indemnification shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnitee asserts under this Article VIII.

Section 8.13 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Transferred Liabilities by a member of the Newmark Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention or assumption of any Excluded Liabilities by a member of the BGC Partners Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article VIII are void or unenforceable for any reason.

Section 8.14 Survival of Indemnities. The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive (a) the sale or other transfer by any Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any Party or any member of its Group.

Section 8.15 Tax Matters Coordination; Change in Indemnitors. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and Tax matters and the procedures relating thereto shall be governed by the Tax Matters Agreement and this Article VIII (other than Section 8.08(c)) shall not apply with respect thereto. In the case and to the extent of any conflict between the Tax Matters Agreement and this Agreement (whether under this Article VIII or otherwise) in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control. In the event that any Indemnity Payment by an indemnifying party (or an obligation of an indemnifying party to make an Indemnity Payment) would result in adverse tax consequences to the Indemnitee (or any of its Affiliates) that could be mitigated if an Affiliate of the indemnifying party were to pay (or were to be obligated to pay) such Indemnity Payment instead, the indemnifying party and the Indemnitee shall reasonably cooperate to substitute such Affiliate as the indemnifying party.

ARTICLE IX

EMPLOYEE MATTERS

Section 9.01 Employment of Newmark Employees.

(a) Newmark Employees. On or prior to the Distribution Effective Time, BGC Partners and Newmark will take all actions reasonably required to ensure that each Newmark Employee is employed by or is a service provider of a member of the Newmark Group. From and after the Distribution Effective Time, each Newmark Employee shall continue to be an employee or service provider, as applicable, of a member of the Newmark Group, unless such Newmark Employee’s employment or services with the applicable member of the Newmark Group terminates for any reason prior to such date.

(b) Shared Employees. On or prior to the Distribution Date, unless otherwise required by one or both Administrative Services Agreements, Cantor and BGC Partners will take all actions reasonably required to ensure that each Shared Employee is employed by or a service provider of a member of the Cantor Group. On and following the date on which such Shared Employee is transferred to a member of the Cantor Group, for so long as the applicable Shared Employees continue to provide services to the BGC Partners Group and/or Newmark Group, as applicable, unless otherwise required by one or both Administrative Services Agreements, (i) BGC Partners shall be responsible for the cost of services provided by Shared Employees to the BGC Partners Group and (ii) Newmark shall be responsible for the cost of services provided by Shared Employees to the Newmark Group, and in each case, the amount of such costs shall be determined on the same basis as such Liabilities have historically been allocated to members of the BGC Partners Group and Newmark Group, as applicable, in the ordinary course prior to the Distribution Date.

(c) Separation from Service. A Newmark Employee shall not be deemed to have terminated employment or services as of the Effective Time or the Distribution Effective Time for purposes of (i) determining eligibility for severance or any other termination payments or benefits in connection with or in anticipation of the consummation of any transaction contemplated by this Agreement, except as may be required by applicable Law or (ii) the BGC LTIP, the BGC Participation Plan, the Newmark LTIP or the Newmark Participation Plan.

Section 9.02 Equity Compensation Matters. Upon the Distribution, BGC Equity Awards that are outstanding under the BGC LTIP immediately prior to the Distribution (“Pre-Distribution BGC Equity Awards”) shall be adjusted in accordance with the terms of the BGC LTIP, as follows: (a) such Pre-Distribution BGC Equity Awards will be adjusted such that each holder of a Pre-Distribution BGC Equity Award shall continue to hold a BGC Equity Award covering BGC Class A Common Shares, but shall also receive a Newmark Equity Award covering Newmark Class A Common Shares on an “as distributed basis” in order to reflect the impact of the Distribution on the Pre-Spin BGC Equity Awards and (b) generally, the vesting and excercisability terms of such BGC Equity Awards will remain the same, although certain adjustments may be made as the Compensation Committee of the BGC Partners Board shall approve. Newmark agrees to assume any portion of the Pre-Spin BGC Equity Awards that are adjusted into Newmark Equity Awards by BGC Partners as described in this Section 9.02.

Section 9.03 Benefit Plan Matters.

(a) Between the Effective Time and the Distribution Effective Time, the members of the Newmark Group shall continue to be participating companies in the Cantor Benefit Plans and BGC Benefit Plans in which Newmark Employees and Former Newmark Employees participated immediately prior to the Effective Time. Newmark shall be responsible for the cost of the participation of Newmark Employees and Former Newmark Employees in such Cantor Benefit Plans and BGC Benefit Plans, and such costs shall be determined and allocated to the Newmark Group (i) on the same basis as such costs were allocated to members of the Newmark Group in the ordinary course of business prior to the Effective Time and (ii) otherwise to the same extent as applied to members of the Newmark Group in their capacity as participating employers under such arrangements prior to the Effective Time.

(b) Except as otherwise expressly provided in this Article IX or as mutually agreed in writing between Newmark and BGC Partners or Cantor, as of the Distribution Effective Time:

(i) The members of the Newmark Group shall each cease to be participating companies in the BGC Benefit Plans and BGC Partners and Newmark shall take all necessary action to effectuate such cessation as a participating company.

(ii) The BGC Partners Group shall retain sponsorship of the BGC Benefit Plans and any trust or other funding arrangement maintained with respect to such plans, including any assets held as of the Distribution Effective Time with respect to such plans.

(iii) The BGC Partners Group shall retain all Liabilities under the BGC Benefit Plans, subject to the obligations of Newmark described in Section 9.03(a).

(iv) The members of the Newmark Group shall assume sponsorship of the Newmark Benefit Plans any trust or funding arrangement maintained with respect to such plans, including any assets held as of the Effective Time with respect to such plans.

(v) The members of the Newmark Group shall assume all Liabilities under any Newmark Benefit Plans.

Section 9.04 401(k) Plan Matters.

(a) From the Effective Time and continuing until the Distribution Date, Newmark shall adopt, and shall participate in as an adopting employer, the BGC 401(k) Plan for the benefit of Newmark Employees and Former Newmark Employees, and BGC Partners consents to such adoption and maintenance. Each of the Parties agrees and acknowledges that until the Distribution Date, Newmark shall make timely direct contributions (including matching contributions) to the BGC 401(k) Plan on behalf of such Newmark Employees in accordance with the terms of the BGC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by BGC Partners prior to the Effective Time.

(b) On or prior to the Distribution Date, Newmark shall, subject to BGC Partners’ consent, either (i) establish the Newmark 401(k) Plan and the Newmark 401(k) Plan Trust or (ii) affirm that Newmark shall continue to participate in the BGC 401(k) Plan as an adopting employer. If Newmark establishes the Newmark 401(k) Plan and Newmark 401(k) Plan Trust, as soon as practical following the establishment of the Newmark 401(k) Plan and the Newmark 401(k) Plan Trust, BGC Partners shall cause the accounts of the Newmark Employees and Former Newmark Employees in the BGC 401(k) Plan to be transferred to the Newmark 401(k) Plan and the Newmark 401(k) Plan Trust in cash or such other assets as mutually agreed by BGC Partners and Newmark, and Newmark shall cause the Newmark 401(k) Plan to assume and be solely responsible for all Liabilities under the Newmark 401(k) Plan relating to Newmark Employees and Former Newmark Employees whose accounts are transferred from the BGC 401(k) Plan. BGC Partners and Newmark shall assume sole responsibility for ensuring that their respective 401(k) savings plans are maintained in compliance with applicable laws. If Newmark continues to participate in the BGC 401(k) Plan as an adopting employer, Section 9.04(a) shall remain in effect until the Parties agree that Newmark shall cease participation in the BGC 401(k) Plan as an adopting employer.

Section 9.05 Certain Compensation Matters. The BGC Partners Group, on the one hand, and the Newmark Group, on the other hand, shall be responsible for all Liabilities with respect to any compensation and awards payable to BGC Employees, Former BGC Employees, Newmark Employees, Former Newmark Employees and Shared Employees, as applicable, for the performance period in which the Effective Time occurs up until the Effective Time, with such Liabilities to be allocated between the BGC Partners Group, on the one hand, and the Newmark Group, on the other hand, in a proportion that is materially consistent with the practices applied by the BGC Partners Group and Newmark Group with respect to such Persons prior to the Effective Time, all as previously disclosed in the BGC Partners Public Filings. On and following the Effective Time, the BGC Partners Group and Newmark Group (as well as the Cantor Group, as applicable) shall determine, and be responsible for, their respective employees’ and service providers’ compensation, including short-term and long-term incentive awards.

Section 9.06 Payroll Taxes. The BGC Partners Group and the Newmark Group shall take such actions as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Effective Time. The BGC Partners Group and the Newmark Group shall, respectively, each bear their responsibility for payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees and service providers after the Effective Time, including compensation related to equity awards and compensatory partnership units.

Section 9.07 Miscellaneous.

(a) Sharing of Participant Information. The Cantor Group, BGC Partners Group and Newmark Group shall share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Cantor Benefit Plans, Newmark Benefit Plans and BGC Benefit

Plans. The Parties and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Distribution Date, all participant information shall be provided in the manner and medium applicable to participating companies in the Cantor Benefit Plans and BGC Benefit Plans generally, and following the Distribution Date, all participant information shall be provided in a manner and medium as may be mutually agreed to by the Parties.

(b) Regulatory Compliance. The parties shall, in connection with the actions taken pursuant to this Article IX, cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as may be necessary and appropriate to implement the provisions of this Article IX in a timely manner.

(c) Third Party Beneficiaries. Without limiting Section 11.04, this Article IX is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Cantor Group, BGC Partners Group or Newmark Group, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Cantor Benefit Plan, BGC Benefit Plan, or Newmark Benefit Plan, as applicable, or any benefit under any such plans or any trust, insurance policy or funding vehicle related to any such plans. This Article IX is not intended to confer on any individual any right to continued employment or services with any member of the Cantor Group, BGC Partners Group or Newmark Group.

(d) Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

(e) Consents. If any provision of this Article IX is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

(f) Affiliates. Each of Cantor, BGC Partners and Newmark shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another member of the Cantor Group, BGC Partners Group or Newmark Group, respectively.

ARTICLE X

TERMINATION

Section 10.01 Termination by Mutual Consent. This Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by the mutual consent of BGC Partners and Newmark.

Section 10.02 Other Termination.

(a) This Agreement may be terminated by BGC Partners at any time, in its sole discretion, prior to the IPO Closing Date.

(b) The obligations of the Parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by BGC Partners if at any time the BGC Partners Board determines, in its sole discretion, that the Distribution is not in the best interests of BGC Partners or its stockholders.

Section 10.03 Effect of Termination.

(a) In the event of any termination of this Agreement prior to the IPO Closing Date, no Party (or any of its directors or officers) shall have any Liability or further obligation to any other Party.

(b) In the event of any termination of this Agreement on or after the IPO Closing Date, only the provisions of Article IV shall terminate, and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Entire Agreement. This Agreement, together with the Ancillary Agreements, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 11.02 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts-of-law principles of such State.

(b) Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any member of its Group except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 11.05 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.03 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties.

Section 11.04 Successors and Assigns; Third-Party Beneficiaries.

(a) Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors, assigns and transferees, including binding upon any Person that will be a successor to a Party or party thereto, whether by merger, consolidation or sale of all or substantially all of its assets. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement and any rights or obligations hereunder or thereunder may not be assigned or transferred without the written consent of the other Parties hereto or other parties thereto, as applicable; provided that (a) Cantor may assign any of its rights or obligations hereunder or thereunder to another member of the Cantor Group or any Person that will be a successor to any member of the Cantor Group, whether by merger, consolidation or sale of all or substantially all of its assets, and (b) BGC Partners may assign any of its rights or obligations hereunder or thereunder to another member of the BGC Partners Group or any Person that will be a successor to any member of the BGC Partners Group, whether by merger, consolidation or sale of all or substantially all of its assets, in each of cases (a) and (b), without the written consent of the other Parties hereto or other parties thereto, as applicable. Nothing herein is intended to, or shall be construed to, prohibit any Party or any member of its Group from being party to or undertaking a change of control.

(b) This Agreement is solely for the benefit of the Parties (including, for purposes of this Section 11.04, Cantor) and is not intended to confer upon any other Persons any rights or remedies hereunder, except as expressly set forth herein (including the rights of the Indemnitees under Article VIII).

Section 11.05 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier, overnight delivery service or mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to BGC Partners, BGC Holdings or BGC U.S. Opco, to:

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Fax No:    (212) 829-4708

and, if prior to the Effective Time, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam, Esq.

Fax No:    (212) 403-2000

(b)	If to Newmark, Newmark Holdings or Newmark Opco, to:

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Attention: General Counsel

Fax No:    (312) 276-8715

and, if prior to the Effective Time, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam, Esq.

Fax No:    (212) 403-2000

(c)	If to Cantor, to:

Cantor Fitzgerald, L.P.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax No:    (212) 829-4708

and, if prior to the Effective Time, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam, Esq.

Fax No:    (212) 403-2000

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand; when delivered by courier or overnight delivery service; five (5) Business Days after being deposited in the certified or registered mail, return receipt requested, with appropriate postage prepaid; and when receipt is acknowledged or confirmed, if delivered by facsimile.

Section 11.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.07 Waivers of Default. Waiver by any Party of any default by any other Party of any provision hereof or of any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.

Section 11.08 Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties that are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 11.09 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 11.10 Publicity. Prior to the Distribution Effective Time, each of Newmark and BGC Partners shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the IPO, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

Section 11.11 Organizational Power. Each BGC Entity represents, and each Newmark Entity represents, as follows:

(a) each such Person has the requisite corporate or other entity power and authority and has taken all corporate or other entity action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 11.12 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 8.02, no Party or any of its Affiliates shall be liable under this Agreement to any other Party for any Special Damages arising in connection with the transactions contemplated hereby (other than to the extent awarded in an Action involving a Third-Party Claim).

Section 11.13 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

BGC PARTNERS, INC.

By:
Name:
Title:

BGC HOLDINGS, L.P.

By:
Name:
Title:

BGC PARTNERS, L.P.

By:
Name:
Title:

NEWMARK GROUP, INC.

By:
Name:
Title:

NEWMARK HOLDINGS, L.P.

By:
Name:
Title:

NEWMARK PARTNERS, L.P.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

Solely for purposes of Sections 2.09, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.15 and Article XIII and Article IX:

CANTOR FITZGERALD, L.P.

By:
Name:
Title:

Solely for purposes of Sections 6.11 and 6.12 and Article VIII:

BGC GLOBAL HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]